UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No. _____)

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Interface, Inc.
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Notice of 2023 Annual Meeting of Shareholders & Proxy Statement

Interface

Notice of Annual Meeting of Shareholders

WHEN

May 15, 2023

11:00 a.m. Eastern Time

WHERE

Interface, Inc.

1280 West Peachtree Street NW

Atlanta, Georgia 30309

CHANGES IN THE DATE, TIME OR LOCATION OF THE MEETING

On March 13, 2020, the staff of the Division of Corporation Finance and the Division of Investment Management of the U.S. Securities and Exchange Commission (“SEC”) released Staff Guidance to assist issuers’ compliance with federal proxy and annual meeting rules given the public health and economic effects of the coronavirus (COVID-19). Specifically, the guidance covers the procedure for changing the date, time, or location of an annual meeting; the process for holding virtual shareholder meetings; and guidance for shareholders that are unable to attend annual meetings to present proposals. In the event the Company changes the date, time or location of the Annual Meeting pursuant to the guidance, the Company will inform shareholders in a manner as prescribed by the guidance (or any subsequent updates thereto). If you plan to attend our meeting in person, we recommend you check our website (www.interface.com) the week before to see if we have provided any update on the meeting logistics.

ITEMS OF BUSINESS

1.	To elect nine members of the Board of Directors.

2.	To approve, on an advisory basis, executive compensation, often referred to as “say on pay.”

3.	To vote, on an advisory basis, on the frequency of future advisory votes on executive compensation, often referred to as “say on frequency.”

4.	To ratify the appointment of BDO USA, LLP as independent auditors for 2023.

5.	Such other matters as may properly come before the meeting and at any adjournments of the meeting.

RECORD DATE

The Board of Directors set March 17, 2023 as the record date for the meeting. This means that only shareholders of record at the close of business on March 17, 2023 will be entitled to receive notice of and to vote at the meeting or any adjournments of the meeting.

By Order of the Board of Directors

/s/ David B. Foshee
David B. Foshee
Secretary

April 3, 2023

PLEASE PROMPTLY COMPLETE AND RETURN A PROXY CARD

OR USE TELEPHONE OR INTERNET VOTING PRIOR TO THE MEETING SO THAT YOUR VOTE

MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

PROXY STATEMENT SUMMARY

The Board of Directors ("Board") of Interface, Inc. (the "Company," "we," "us," "our" or "Interface") is furnishing this Proxy Statement and soliciting proxies in connection with the proposals to be voted on at the Interface, Inc. 2023 Annual Meeting of Shareholders ("Annual Meeting") and any postponements or adjournments thereof. This summary highlights certain information contained in this Proxy Statement, but does not contain all of the information you should consider when voting your shares. Please read the entire Proxy Statement carefully before voting.

2023 Annual Meeting Information
Date	Monday, May 15, 2023
Time	11:00 a.m. Eastern Time
Location	Interface, Inc. 1280 West Peachtree Street NW Atlanta, Georgia 30309
Record Date	Friday, March 17, 2023
Stock Symbol	TILE
Stock Exchange	NASDAQ
Corporate Website	www.interface.com

In the event the Company changes the date, time or location of the Annual Meeting pursuant to the guidance issued by the SEC discussed above, the Company will inform shareholders in a manner as prescribed by such guidance.

Voting Items and Vote Recommendation

Item	Board Recommendation	Reasons for Recommendation	More Information
1. To elect nine members of the Board of Directors.	FOR

The Board and the Nominating & Governance Committee believe our nominees possess the skills, experience and qualifications to effectively monitor performance, provide oversight and support management's execution of the Company's long-term strategy.

Page 14
2. To approve, on an advisory basis, executive compensation, often referred to as a “say on pay.”	FOR	Our executive compensation program incorporates many compensation governance best practices and reflects our commitment to align pay with performance.	Page 24
3. To vote, on an advisory basis, on the frequency of future advisory votes on executive compensation, often referred to as a “say on frequency.”	EVERY YEAR	The Board has determined that, at this time, an advisory vote every year is in the best interests of Interface and our shareholders.	Page 54
4. To ratify the appointment of BDO USA, LLP as independent auditors for 2023.	FOR	Based on its assessment, the Audit Committee believes that the re-appointment of BDO USA, LLP is in the best interests of Interface and our shareholders.	Page 55

Vote in Advance of the Meeting			Vote in Person

Internet	Telephone	Mail
Using the Internet and voting at the website listed on the proxy card and the Notice.	Using the toll-free phone number listed on the proxy card and the Notice.	Signing, dating and mailing a proxy card.	See page 57 for details on attending the Annual Meeting in person.

Our Company

Who We Are

We are a worldwide leader in design, production and sales of commercial flooring such as carpet tile, luxury vinyl tile and sheet products, and rubber tile and sheet products. Our flooring systems help customers create beautiful interior spaces while positively impacting those who use them and our planet. We are committed to the pursuit of sustainability and minimizing our impact on the environment while enhancing shareholder value. This commitment is exemplified by our initiative called Climate Take Back™, in which we seek to lead industry in designing and making products in ways that will maintain a climate fit for life. We believe Interface has for decades been the most environmentally conscious company in the global flooring industry, and we remain committed to leading the industry in sustainability, design and innovation.

Our Global Sales and Manufacturing Platform

● Sales and marketing offices in over 45 locations across 20 countries ● Global account management	● Six manufacturing locations on four continents ● Global supply chain management ● Unique blend of efficiency and customization

Our Performance

In 2022, our sales and profitability increased versus the prior year, primarily due to higher sales in the corporate office, education and retail market segments. In addition to the financial data shown below, the Compensation Discussion and Analysis section of this Proxy Statement contains important measures of our 2022 financial performance.

NET SALES ($ in millions)	NET SALES and CURRENCY NEUTRAL SALES (NON-GAAP)* ($ in millions)

OPERATING INCOME (LOSS) and ADJUSTED OPERATING INCOME (NON-GAAP)* ($ in millions)	DILUTED EPS and ADJUSTED DILUTED EPS (NON-GAAP) *

*Please see Appendix A for a reconciliation of non-GAAP measures to the most directly comparable GAAP measures and an explanation of why we believe non-GAAP measures provide useful information to shareholders and the additional purposes for which we use non-GAAP measures.

Our Capital Structure

We believe we have a strong capital structure and the financial resources to deliver on our strategic initiatives. During 2022, we generated strong cash flows; however, our debt increased slightly over the previous year. We ended the year with total debt of $520 million and net debt of $423 million.

*See Appendix A for a reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

Environmental, Social and Governance (ESG)

Interface embraces and supports core values in the areas of human rights, labor standards, environmental responsibility, and ethical practices. We have policies and actions in place that demonstrate our commitment to ESG and operating in an ethical and more sustainable manner that benefits all stakeholders – employees, customers, shareholders, and the environment. Our journey to more sustainable business practices is ongoing, guided by a purpose-driven culture and an emphasis on transparency.

Our Board of Directors oversees all areas of the overall ESG commitments at Interface. Our Nominating and Governance Committee, chaired by our Lead Independent Director, is responsible for monitoring and advising the Company’s management regarding environmental, social, and related governance matters that are significant to the Company. In addition, Interface has adopted an integrated, strategic approach to ensuring effective management of climate strategy and measurement, including oversight and monitoring by our Chairman of the Board.

Recent ESG Highlights include:

	ENVIRONMENTAL		SOCIAL		GOVERNANCE

● ● ● ● ●

Received validation of our 2030 greenhouse gas reduction targets as science-based from the Science-Based Targets initiative (SBTi)

Continued to deliver flooring products that are carbon neutral across their full product life cycle through our Carbon Neutral Floors™ program

Collected 6.1 million pounds of post-consumer carpet in 2021 through the ReEntry™ Reclamation & Recycling program

Became the first flooring company to sign The Climate Pledge, which brings together global organizations to drive climate action

Continued efforts to reduce our operational footprint, including waste, energy, greenhouse gas emissions, and water

● ● ● ● ● ● ●

Established a DEI framework and published our DEI Commitment statement

Invested in best-in-class tools and platforms to improve data visibility, including a best-in-class human capital management system

Launched a Global Culture Survey in partnership with Great Place to Work®

Continued to support the communities where we live and work

Implemented workplace strategies to support employee health and wellbeing globally

Completed 7,500+ hours of training in 2021 for improved organizational effectiveness and to protect our people, processes, and technology

Adopted and published our Commitment to Human Rights in alignment with globally recognized principles

● ● ● ●

Delivered improved compliance training on key risks, including topics such as anti-bribery, anti-corruption, conflicts of interest, cybersecurity, and sanctions compliance

Reinforced our global compliance training, our Values, Code of Conduct, and other policies throughout the year via local and global communications

Maintained a formal Enterprise Risk Management program tailored to our specific risk profile and needs

Continued to provide a Fraud & Ethics hotline, through EthicsPoint, to provide a simple, risk-free way to anonymously and confidentially report actual or suspected activities and behaviors

To learn more about our progress to reduce environmental impacts, cultivate social responsibility, and operate with strong governance, please see our 2021 ESG Report: Design with Purpose. (Our ESG Report is not a part of this Proxy Statement.)

Summary of Item 1 - Election of Directors

In this proposal, shareholders are asked to vote "FOR" each of the following nine nominees.

Nominee Name	Director Since	Independent?	Audit Committee	Compensation Committee	Nominating & Governance Committee
John P. Burke	2013	Yes			✔
Dwight Gibson	2019	Yes		✔
Daniel T. Hendrix	1996	No
Laurel M. Hurd	2022	No
Christopher G. Kennedy	2000	Yes			Chair
Joseph Keough	2019	Yes	✔	✔
Catherine M. Kilbane	2018	Yes	✔	Chair
K. David Kohler	2006	Yes			✔
Robert T. O’Brien	2022	Yes	Chair

Summary of Item 2 - Advisory Vote to Approve Executive Compensation

We provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the rules of the SEC. The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our named executive officers, as well as the philosophy, policies and practices, all as described in this Proxy Statement. The vote is advisory, and therefore it is not binding on the Company, the Compensation Committee or our Board of Directors. We recommend that our shareholders vote "FOR" approval of our executive compensation as described in this Proxy Statement.

Our executive compensation program is generally designed to:

We believe that motivating and rewarding exceptional performance is the overriding principle of our executive compensation program.

We Do:		We Do Not:

✔	Provide a significant portion of our named executive officers’ total compensation in the form of awards tied to our long-term strategy and our performance.	X	Provide supplemental retirement benefits to our executive officers (other than legacy arrangements with Messrs. Hendrix and Stansfield, as described below).
✔	Require compliance with our Stock Ownership Guidelines, which require that our executive officers own a specified value of shares of the Company’s common stock.	X

Time the grants of equity awards to coordinate with the release of material non-public information, or time the release of material non-public information for the purpose of affecting the value of any named executive officer compensation.

✔	Have a Compensation Committee comprised entirely of independent directors who use an independent consultant retained by the Compensation Committee.	X	Provide tax gross-ups for our named executives.
✔	Have a clawback policy that permits the Company to recover from executives any excess incentive-based compensation resulting from an accounting restatement.	X	Provide excessive perquisites to executives.
✔	Have ongoing consideration and oversight by the Compensation Committee with respect to any potential risks associated with our incentive compensation programs.	X	Have a shareholder rights plan (i.e., poison pill).

✔	Prohibit our associates through our Insider Trading Policy from engaging in hedging transactions in our stock.	X	Pay dividends on unvested performance-based equity awards.

✔	Utilize “double trigger” change-in-control provisions in our equity award and executive severance agreements.

The following sets forth the primary objectives addressed by each component of our executive compensation program:

For more information regarding our compensation, please see our Compensation Discussion and Analysis beginning on page 25.

Summary of Item 3 - Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

We provide our shareholders with the opportunity to vote, on a nonbinding, advisory basis, on the frequency of future advisory votes on the compensation of our named executive officers. The Board has determined that, at this time, an advisory vote every year is in the best interests of Interface and our shareholders. The vote is advisory, and therefore it is not binding on the Company, the Compensation Committee or our Board of Directors. We recommend that our shareholders vote for holding an advisory vote on executive compensation every year, as described in this Proxy Statement.

Summary of Item 4 - Ratify Appointment of BDO USA, LLP as Independent Auditors

BDO USA, LLP served as the Company’s independent registered public accounting firm for 2022. Our Audit Committee has selected BDO USA, LLP to audit our financial statements for 2023. Although it is not required to do so, the Board is submitting the Audit Committee's selection of our independent registered public accounting firm for ratification by the shareholders at the Annual Meeting in order to ascertain the view of our shareholders regarding such selection. We recommend that our shareholders vote "FOR" the ratification of BDO USA, LLP as independent auditors for 2023. Below is summary information about BDO USA, LLP's fees for services during 2022 and 2021:

	2022	2021
Audit Fees	$2,486,000	$2,198,000
Audit-Related Fees	21,000	75,000
Tax Fees	31,000	59,000
All Other Fees	--	--
Total	$2,538,000	$2,332,000

See Item 4 for further information regarding these fees.

NOMINATION AND ELECTION OF DIRECTORS

(ITEM 1)

The Bylaws of the Company provide that the Board of Directors shall consist of a maximum of 15 directors, with the exact number of directors being established by action of the Board taken from time to time. The Board of Directors has set the number of directors at nine. The Board plans to increase its gender diversity by appointing at least one additional female director within the year following the Annual Meeting. The Nominating & Governance Committee already has commenced a search for candidates, with the assistance of two third-party search firms.

In the event that any nominee for director withdraws or for any reason is not able to serve as a director, each Proxy that is properly executed and returned will be voted for such other person as may be designated as a substitute nominee by the Board of Directors. Each nominee is an incumbent director standing for re-election. Each nominee has consented to being named herein and to continue serving as a director if re-elected. The term of office for each director continues until the next annual meeting of shareholders and until his or her successor, if there is to be one, has been elected and has qualified.

Board Skills Matrix

The matrix below summarizes certain of the key experience, skills and attributes that our director nominees bring to the Board to enable the effective oversight of our Company and execution of our business strategy. This matrix highlights the depth and breadth of the skills and experience of our director nominees. Additional details regarding each director nominee’s skills, experience and background are set forth in the individual biographies that follow.

Experience, skills and Attributes	Burke	Gibson	Hendrix	Hurd	Kennedy	Keough	Kilbane	Kohler	O’Brien
C-Suite Executive Management	✔	✔	✔	✔	✔	✔	✔	✔
Industry Knowledge			✔		✔
Accounting & Finance			✔			✔			✔
International Business	✔	✔	✔	✔			✔	✔	✔
Strategy Development	✔	✔	✔	✔	✔	✔		✔	✔
Mergers & Acquisitions		✔	✔	✔		✔	✔	✔	✔
Sales & Marketing	✔	✔		✔				✔	✔
Environmental Sustainability	✔		✔		✔			✔
Corporate Governance & Risk Management							✔	✔	✔

Certain information relating to each nominee proposed by the Board is set forth below. Under our Corporate Governance Guidelines, directors are required to submit an offer of resignation upon experiencing a job change.

Nominees

Experience: Since 1997, Mr. Burke has been Chief Executive Officer of Trek Bicycle Corporation, one of the world’s largest manufacturers of bicycles, and a company with a mission to help the world use the bicycle as a simple solution to complex problems. He served as chairman of President George W. Bush’s President’s Council on Physical Fitness & Sports, and is a founding board member of the Bikes Belong Coalition. Mr. Burke also serves on the board of Trek Bicycle Corporation.

John P. Burke

Qualifications and skills: Executive level business experience at a manufacturing company that is focused primarily on sales in the consumer channel and with an emphasis on sustainability and innovation.

Age: 61 Director since 2013 Chief Executive Officer, Trek Bicycle Corporation

Experience: Mr. Gibson served as the Chief Executive Officer and as a director of BlueLinx Holdings, Inc., a leading wholesale distributor of building and industrial products in the U.S, from June 2021 to March 2023. Prior to joining BlueLinx, he was the Chief Commercial Officer for SPX FLOW, Inc., a leading global provider of process solutions and components across a variety of sanitary and industrial market applications. Previously, he served as President, Food & Beverage and Industrial Segments (May 2019 to May 2020) and President, Food & Beverage Segment (June 2016 to May 2019) for SPX FLOW. Prior to joining SPX FLOW, Mr. Gibson spent 11 years at HVAC manufacturer Ingersoll Rand.

Dwight Gibson

Qualifications and skills: Mr. Gibson brings to the Board experience in driving growth for purpose-driven global manufacturing companies, particularly in the areas of sales, operations, strategy and executive management.

Age: 48 Director since 2019 Former Chief Executive Officer, BlueLinx Holdings, Inc.

Experience: Mr. Hendrix joined the Company in 1983 after having worked previously for a national accounting firm. He was promoted to Treasurer of the Company in 1984, Chief Financial Officer in 1985, Vice President-Finance in 1986, Senior Vice President-Finance in 1995, Executive Vice President in 2000, and President and Chief Executive Officer in July 2001. He was elected to the Board in October 1996, and was elected Chairman of the Board in October 2011. In March 2017, Mr. Hendrix retired from the role of Chief Executive Officer, but continued to serve as non-executive Chairman. In January 2020, Mr. Hendrix was reappointed as President and Chief Executive Officer of the Company. Mr. Hendrix again retired from the role of Chief Executive Officer in April 2022, but he remains non-executive Chairman of the Board. Mr. Hendrix has served as a director of cabinet maker American Woodmark Corporation since May 2005.

Daniel T. Hendrix

Qualifications and skills:  Knowledge extending to virtually all aspects of the Company’s business, with a particular emphasis on strategic planning and financial matters, giving him a unique understanding of our strategies and operations. His tenure provides consistent leadership to the Board and facilitates the interrelationship between the Board and the Company’s executive leadership team.

Age: 68 Director since 1996 Chairman of the Board

Experience: Ms. Hurd was appointed as the Company’s President and Chief Executive Officer in April 2022. From 2019 to 2022, Ms. Hurd served as Segment President, Learning and Development at global consumer goods company Newell Brands Inc., leading its Baby and Writing businesses. Previously, Ms. Hurd was the Division Chief Executive Officer for Newell Brands’ Writing division starting in February 2018. From 2016 to February 2018, she served as Chief Executive Officer of Newell Brands’ Baby division. From May 2014 until 2016, Ms. Hurd was President of the Baby and Parenting division at Newell Brands, where she oversaw the Calphalon, Goody, and Rubbermaid consumer brands. From 2012 to 2014, Ms. Hurd was Vice President, Global Development for Newell Brands, leading both Marketing and Research & Development for the Graco, Aprica, and Teutonia brands globally. Since August 2021, Ms. Hurd also has served on the board of directors of RV manufacturer Thor Industries, Inc.

Laurel M. Hurd

Qualifications and skills: Extensive executive level experience in sales management, product development, strategy and brand stewardship in both the consumer-packaged goods and the consumer durables sectors.

Age: 53 Director since 2022 President and Chief Executive Officer, Interface, Inc.

Experience: Mr. Kennedy is the Chairman of real estate development company Joseph P. Kennedy Enterprises, Inc., and a Managing Member of real estate development company Wolf Point Management LLC. He has served on the board of trustees of Ariel Mutual Funds since 1994, and served on the board of directors of Knoll, Inc. (a leading designer and manufacturer of branded office furniture and textiles) from 2014 to 2021. Mr. Kennedy also serves on the boards of two non-profit organizations and one charitable foundation.

Christopher G. Kennedy

Qualifications and skills: Broad understanding of the fundamentals of our business, having managed more than 10 million square feet of commercial real estate and developed thousands of multi-family residential units, and currently oversees, on behalf of the Kennedy family, the billion-dollar Wolf Point real estate development in Chicago. Insight into our industry sector in his former role as the chief executive of one of the leading tradeshow producers in North America gave him responsibility for industry events that are critical to the go-to-market strategy for the Company. His contacts with leading architectural and design firms, as well as the commercial real estate sector, require engagement in submarkets that are important to our operations.

Age: 59 Director since 2000 Lead Independent Director Chairman, Joseph P. Kennedy Enterprises, Inc.

Experience: Mr. Keough serves as Chairman and Chief Executive Officer of Wood Partners. Wood Partners is one of the nation’s largest multi-family residential real estate companies. Prior to serving as Chief Executive Officer, he served as both Chief Financial Officer and President of Wood Partners. Mr. Keough began his career in consulting, and was a Principal at The Boston Consulting Group, an international strategic consulting firm, and later served as Chief Operating Officer of Fuqua Capital, the vertically integrated family office of the Fuqua family. He currently serves on the board of home builder Meritage Home Corporation, and one private company.

Joseph Keough

Qualifications and skills: Extensive executive level experience in the multi-family residential building industry, including leadership in the areas of finance, accounting, capital markets, real estate development, strategy and operations management.

Age: 53 Director since 2019 Chairman and Chief Executive Officer, Wood Partners

Experience: Ms. Kilbane retired in 2017 as Senior Vice President of The Sherwin-Williams Company, a Fortune 500 global leader in paints and coatings. She joined Sherwin-Williams in 2013 as Senior Vice President, General Counsel and Secretary. Prior to that, Ms. Kilbane was Senior Vice President and General Counsel from 2003 to 2012 at American Greetings Corporation, one of the world’s largest manufacturers of social expression products. From 1987 to 2003, she was a partner in the general business group at Baker & Hostetler LLP in Cleveland, Ohio. Ms. Kilbane is a director of The Andersons, Inc. (where she also serves as lead independent director), a Fortune 500 diversified agribusiness company in the grain, ethanol, plant nutrient, and rail sectors, and The Davey Tree Expert Company, a provider of residential and commercial tree care services. She also is a member of the board of directors of the Cleveland Clinic Foundation.

Catherine M. Kilbane

Qualifications and skills: Over thirty years of experience in corporate law, extensive experience in mergers and acquisitions, including large, multinational transactions, a solid understanding of ensuring shareholder value through her fourteen years of experience with two publicly traded companies and board member experience with for-profit and non-profit organizations.

Age: 59 Director since 2018 Retired Senior Vice President and General Counsel, The Sherwin-Williams Company

Experience: Since 2015, Mr. Kohler has served as the President and Chief Executive Officer for Kohler Co., a manufacturer of kitchen and bath products, interior furnishings, engines and power generation systems, and an owner and operator of golf and resort destinations. In 2022, he became Chair of Kohler. His previous positions at Kohler include President and Chief Operating Officer (2009-2015), Executive Vice President (2007-2009) and Group President of the Kitchen and Bath Group (1999-2007). He has served as a member of the board of Kohler Co. since 1999, and also is a director of ceramic tile and natural stone manufacturer and distributor Internacional de Cerámica, S.A.B. de C.V., a public company traded on the Mexican Stock Market. Mr. Kohler also serves as a director of the non-profit corporation Green Bay Packers, Inc.

K. David Kohler

Qualifications and skills: Extensive business experience from his service in executive positions at a manufacturing company with international operations and distribution into both commercial and consumer channels.

Age: 56 Director since 2006 Chair and Chief Executive Officer, Kohler Co.

Experience: In May 2022, Mr. O’Brien retired from the position of Deputy Managing Partner of Growth & Offerings for Deloitte’s Audit & Assurance business. In that position, which Mr. O’Brien held since August 2019, he oversaw acquisitions, business development, client pursuits, marketing and marketplace intelligence activities. From December 2009 to March 2020, Mr. O’Brien served as Deloitte’s Global and U.S. Real Estate Sector leader, developing and executing Deloitte’s real estate sector strategy and leading its activities in consulting, advisory, tax and audit services for real estate clients. Mr. O’Brien was a partner at Deloitte from 1995 until his retirement, serving in the audit and mergers and acquisitions areas.

Robert T. O’Brien

Qualifications and skills: Over 35 years of experience assisting public and privately held real estate, private equity, hospitality and technology companies execute transactions, grow their businesses, and enhance operations. Extensive experience in accounting and auditing, mergers and acquisitions, and corporate finance, as well as financial reporting, internal control, regulatory, risk, leadership succession and corporate governance best practices. Mr. O’Brien also is a certified public accountant.

Age: 61 Director since 2022 Retired Deputy Managing Partner of Growth & Offerings, Deloitte & Touche LLP

Vote Required and Recommendation of Board

Under the Company’s Bylaws, election of each of the nominees requires a plurality of the votes cast by the Company’s outstanding Common Stock entitled to vote and represented (in person or by proxy) at the meeting. As noted below, however, in an uncontested election, any nominee who does not receive a majority affirmative vote must submit a resignation (which may be conditional) to the Board or its Chair. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE, AND PROXIES EXECUTED AND RETURNED OR VOTED BY TELEPHONE OR INTERNET WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS CONTRARY INSTRUCTIONS ARE INDICATED.

DIRECTOR INDEPENDENCE

For each director, the Board makes a determination of whether the director is “independent” under the criteria established by the Nasdaq Stock Market and other governing laws and regulations. In its review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company. The current directors are John P. Burke, Dwight Gibson, Daniel T. Hendrix, Laurel M. Hurd, Christopher G. Kennedy, Joseph Keough, Catherine M. Kilbane, K. David Kohler, and Robert T. O’Brien. As a result of its review, the Board has determined that all the current directors, with the exception of Daniel T. Hendrix (who was an employee within the last 3 years) and Laurel M. Hurd (who is an employee), are independent.

CORPORATE GOVERNANCE

Board Leadership Structure

We currently have a Lead Independent Director, a Chairman, and a separate Chief Executive Officer. Mr. Kennedy serves as Lead Independent Director, Mr. Hendrix serves as Chairman, and Ms. Hurd serves as Chief Executive Officer. Because each of our Chairman and Chief Executive Officer is not considered “independent” under applicable standards, the Board has appointed Mr. Kennedy to serve as Lead Independent Director. The Board considers it to be useful and appropriate at the current time to have an independent director serve in a lead capacity to promote corporate governance, coordinate the activities of the other independent directors, and perform such other duties and responsibilities as the Board may determine. The specific responsibilities of the Lead Independent Director are as follows:

●	Preside at Executive Sessions. Presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors.
●	Call Meetings of Independent Directors. Has the authority to call meetings of the independent directors.
●	Function as Liaison with the Chairman. Serves as the principal liaison on Board-wide issues between the independent directors, the Chairman, and the Chief Executive Officer.
●

Participate in Flow of Information to the Board such as Board Meeting Agendas and Schedules. Provides the Chairman and the Chief Executive Officer with input as to meeting agenda items, advises the Chairman and the Chief Executive Officer as to the quality, quantity and timeliness of information sent to the Board, and approves meeting schedules to assure there is sufficient time for discussion of all agenda items.

●	Recommends Outside Advisors and Consultants. Recommends the retention of outside advisors and consultants who report directly to the Board.
●	Shareholder Communication. Ensures that he is available, if requested by shareholders and when appropriate, for consultation and direct communication.

Meetings and Committees of the Board

The Board of Directors held seven meetings during 2022. All the incumbent directors attended at least 75% of the total number of meetings of the Board and any committees of which he or she was a member.

The independent directors meet in regularly scheduled executive sessions without Mr. Hendrix or members of management present. In 2022, the independent directors met three times in executive session.

The Board of Directors has the following standing committees that assist the Board in carrying out its duties: the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating & Governance Committee. The following table lists the current members of each committee:

Executive Committee	Audit Committee	Compensation Committee	Nominating & Governance Committee

Daniel T. Hendrix (Chair)	Robert T. O’Brien (Chair)	Catherine M. Kilbane (Chair)	Christopher G. Kennedy (Chair)
Laurel M. Hurd	Joseph Keough	Dwight Gibson	John P. Burke
Christopher G. Kennedy	Catherine M. Kilbane	Joseph Keough	K. David Kohler

Executive Committee. The Executive Committee did not meet during 2022. Except for duties reserved to the other Board committees and for certain other exceptions, the Executive Committee may exercise all the power and authority of the Board of Directors in the management of the business and affairs of the Company.

Audit Committee. The Audit Committee met eight times during 2022. The function of the Audit Committee is to (i) serve as an independent and objective party to review the Company’s financial statements, financial reporting process and internal control system, (ii) review and evaluate the performance of the Company’s independent auditors and internal financial management, and (iii) provide an open avenue of communication among the Company’s independent auditors, management (including internal financial management) and the Board. The Board of Directors has determined that all three members of the Audit Committee are “independent” in accordance with applicable law, including the rules and regulations of the SEC and the rules of the Nasdaq Stock Market, and that each of Messrs. Keough and O’Brien is an “audit committee financial expert” as defined by the rules and regulations of the SEC. The Audit Committee operates pursuant to an Audit Committee Charter which was adopted by the Board of Directors and may be viewed on the Investor Relations section of our website, https://investors.interface.com/investor-relations/default.aspx.

Compensation Committee. The Compensation Committee met three times during 2022. The function of the Compensation Committee is to (i) evaluate the performance of the Company’s Chief Executive Officer and other senior executives, (ii) determine compensation arrangements for such executives, (iii) administer the Company’s stock and other incentive plans for key employees, and (iv) review the administration of the Company’s employee benefit plans. The Board of Directors has determined that each member of the Compensation Committee is “independent” in accordance with applicable law, including the rules and regulations of the SEC and the rules of the Nasdaq Stock Market. The Compensation Committee operates pursuant to a Compensation Committee Charter that was adopted by the Board of Directors and may be viewed on the Investor Relations section of our website, https://investors.interface.com/investor-relations/default.aspx. The Compensation Committee’s policies and philosophy are described in more detail below in this Proxy Statement under the heading “Compensation Discussion and Analysis.”

Nominating & Governance Committee. The Nominating & Governance Committee met two times during 2022. The Nominating & Governance Committee assists the Board in establishing qualifications for Board membership and in identifying, evaluating and selecting qualified candidates to be nominated for election to the Board, and monitoring the Company’s activities and practices regarding ESG matters that are significant to the Company. The Nominating & Governance Committee also assists the Board in reviewing and analyzing, and makes recommendations regarding, corporate governance matters, and it also recommends committee assignments for Board members. The Board of Directors has determined that each member of the Nominating & Governance Committee is “independent” in accordance with applicable law, including the rules of the Nasdaq Stock Market. The Nominating & Governance Committee operates pursuant to a Nominating & Governance Committee Charter that was adopted by the Board of Directors and may be viewed on the Investor Relations section of our website, https://investors.interface.com/investor-relations/default.aspx.

Nominations for Board Service

In the event of a vacancy on the Board, the Nominating & Governance Committee develops a pool of potential director candidates for consideration. The Nominating & Governance Committee seeks candidates for election and appointment with excellent decision-making ability, valuable and varied business experience and knowledge, and impeccable personal integrity and reputations. The Committee does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experience in evaluating candidates for Board membership, in an effort to obtain a variety of viewpoints in the Board’s proceedings. The Nominating & Governance Committee considers whether candidates are free of constraints or conflicts which might interfere with the exercise of independent judgment regarding the types of matters likely to come before the Board, and have the time required for preparation, participation and attendance at Board and committee meetings. Other factors considered by the Nominating & Governance Committee in identifying and selecting candidates include the needs of the Company and the range of talent and experience already represented on the Board. The Nominating & Governance Committee solicits suggestions from other members of the Board, Company management, and occasionally outside search firms, regarding persons to be considered as possible nominees. Shareholders who wish the Nominating & Governance Committee to consider their recommendations for director candidates should submit their recommendations in writing to the Nominating & Governance Committee, in care of the office of the Chairman of the Board, Interface, Inc., 1280 West Peachtree Street NW, Atlanta, GA 30309. Recommendations should include the information which would be required for a “Shareholder Proposal” as set forth in Article II, Section 9 of the Company’s Bylaws. Director candidates who are recommended by shareholders in accordance with these procedures will be evaluated by the Nominating & Governance Committee in the same manner as director candidates recommended by the Company’s directors, management and outside search firms.

Majority Vote Resignation Policy for Director Elections

Pursuant to governing law and documents, including the Company’s Bylaws as noted above, in most cases the Company's directors are elected by a plurality of the votes cast. Although nominees who receive the most votes for the available positions will generally continue to be duly elected, the Board of Directors has adopted a resignation policy applicable to nominees who fail to receive the affirmative vote of a majority of the votes cast in an uncontested election for directors. (This policy does not alter the applicable legal standards.) The policy requires that a nominee who does not receive a majority affirmative vote in an uncontested election promptly will tender, to the Board or its Chair, their resignation from the Board and committees on which the director serves. The resignation may be conditioned upon Board acceptance. If it is not so conditioned, the resignation must specify that it is effective immediately on delivery.

A “majority affirmative vote” means that the votes cast “for” a nominee’s election exceed those voted "withhold", with broker and other non-votes not being considered “votes cast.”  You have been provided with options to vote “for” or “withhold” from each Director nominee. However, neither a “withhold” vote nor declining to vote for directors (assuming the presence of a quorum) affects whether a director nominee in an uncontested election is legally elected under the plurality vote standard (provided such nominee receives at least one “for” vote). But a “withhold” vote is considered in determining whether a director who is legally elected has received a “majority affirmative vote” for purposes of the resignation policy.

The Nominating & Governance Committee of the Board will consider any resignation conditioned upon Board acceptance, including any information provided by the Director, and within 60 days of the shareholder meeting at which the Director failed to receive a majority affirmative vote, will recommend to the full Board what action to take on the Director’s resignation. The Nominating & Governance Committee may recommend, among other things, acceptance or rejection of the resignation, delayed acceptance pending the recruitment and election of a new director or rejection of the resignation in order to address the underlying reasons for the Director’s failure to receive the majority affirmative vote of the shareholders. The policy provides for the Board to act on the Nominating & Governance Committee’s recommendation within 90 days following the shareholder meeting.

In considering a conditional resignation, the Nominating & Governance Committee and the Board may consider those factors it deems relevant to its recommendation, including but not limited to the underlying reasons for the failure of the Director to receive a majority affirmative vote, the tenure and qualifications of the Director, the Director’s past and expected future contributions, other policies and the overall composition of the Board, including whether accepting the resignation would cause the Company to fail to meet legal or stock market requirements.

Following the Board’s decision, the Company will publicly announce the Board’s decision regarding any conditional resignation. A resigning Director cannot participate in committee or Board decisions regarding their resignation, except in certain cases where multiple directors have failed to receive majority affirmative votes, which circumstances are described in the full policy posted in the Investor Relations section of our website, https://investors.interface.com/investor-relations/default.aspx. The preceding summary of the policy is qualified in its entirety by reference to the full policy.

Shareholder Outreach Programs

In each of the past three years, we have conducted one or more shareholder outreach programs per year, with the most recent taking place in late 2022 through early 2023. In that program, we requested conference calls with each of our top 25 shareholders, representing approximately 72% of outstanding shares, and we held conference calls with each shareholder that accepted our request, representing approximately 16% of outstanding shares. During the outreach program, which was led by the Company’s Chief Executive Officer, we discussed with shareholders various proxy and Company related issues and areas of shareholder interest – such as the Company’s corporate governance practices, executive compensation philosophy and practices, and ESG initiatives.

Enterprise Risk Management

The Company maintains a formal and robust Enterprise Risk Management (“ERM”) program. The Company’s ERM program is based on the Enterprise Risk Management – Integrated Framework defined by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), although tailored to the Company’s specific risk profile and needs. The Company’s ERM program is managed by a risk committee comprised of executive officers and other senior managers, is administered by the Company’s Director of Internal Audit, and is overseen by the Audit Committee pursuant to authority delegated by the Board of Directors in the Audit Committee Charter. The Company’s program includes a continuous process of identifying, assessing, addressing, monitoring and reporting on the risks that pose the greatest threats to the Company. As part of that process, the management risk committee conducts an annual survey of the Company’s top global leaders and its Board of Directors to assess the likelihood, potential impact and velocity of a large number of potential risks and to help identify emerging risks. The management risk committee meets quarterly to monitor the key identified risks and how they are being addressed, which may include, depending on the circumstances, mitigating, sharing, accepting or avoiding the risk. The management risk committee and Director of Internal Audit report to the Audit Committee quarterly on significant developments and key elements of the program.

In addition, the Board receives quarterly reports on other elements of risk that may potentially affect the Company, as identified and presented by management. The Board also assists in the Company’s risk oversight through its various committees described above. For example, the Audit Committee assists in overseeing the specific risks that relate to the Company’s financial statements, financial reporting process and internal control system. In that regard, the Company’s Director of Internal Audit and outside auditors report directly to the Audit Committee. The Nominating & Governance Committee assists in overseeing risk related to the Company’s corporate governance practices as well as the performance of individual Board members and committees, while the Compensation Committee assists in overseeing risk as it relates to the Company’s executive compensation program and practices.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that provide the framework for the governance of the Company. Our Corporate Governance Guidelines are available on the Investor Relations section of our website, https://investors.interface.com/investor-relations/default.aspx and will also be made available to shareholders without charge upon request in writing to our corporate Secretary at Interface, Inc., 1280 West Peachtree Street NW, Atlanta, Georgia 30309.

Code of Conduct

The Board has adopted a Code of Conduct that applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Code is publicly available on the Investor Relations section of our website, https://investors.interface.com/investor-relations/default.aspx and will also be made available without charge to any person upon request in writing to our corporate Secretary at Interface, Inc., 1280 West Peachtree Street NW, Atlanta, Georgia 30309. We intend to disclose amendments to, or waivers from, provisions of the Code that apply to any director or principal executive, financial or accounting officers on our website at www.interface.com, in lieu of disclosing such matters in Current Reports on Form 8-K.

PRINCIPAL SHAREHOLDERS AND MANAGEMENT STOCK OWNERSHIP

The following table sets forth, as of March 17, 2023 (unless otherwise indicated), beneficial ownership of the Company’s Common Stock by: (i) each person, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, known by the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities, (ii) each director and nominee for director, (iii) each person who served as the Company’s Chief Executive Officer or Chief Financial Officer, and the next three most highly compensated executive officers, during 2022 (the “Named Executive Officers”), and (iv) all executive officers and directors of the Company as a group. Due to the nature of the awards, performance shares and restricted stock units awarded to the Company’s executive officers are not included in beneficial ownership of Common Stock. Unless otherwise noted, the business address for each beneficial owner is the Company’s corporate headquarters located at 1280 West Peachtree Street NW, Atlanta, Georgia 30309.

Beneficial Owner (and Business Address of 5% Owners)	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class(1)

BlackRock, Inc 55 East 52nd Street New York, New York 10055	Common Stock	9,669,696	(2)(3)	16.7%

Capital World Investors 333 South Hope Street, 55th Floor Los Angeles, California 90071	Common Stock	4,162,330	(2)(4)	7.2%

Frontier Capital Management Co., LLC 99 Summer Street Boston, Massachusetts 02110	Common Stock	3,642,473	(2)(5)	6.3%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	Common Stock	6,642,483	(2)(6)	11.4%

John P. Burke	Common Stock	58,495	(7)	*

David B. Foshee	Common Stock	135,273	(8)	*

Dwight Gibson	Common Stock	35,262	(9)	*

Bruce A. Hausmann	Common Stock	152,724	(10)	*

Daniel T. Hendrix	Common Stock	293,642	(11)	*

Laurel M. Hurd	Common Stock	139,179	(12)	*

Christopher G. Kennedy	Common Stock	168,218	(13)	*

Joseph Keough	Common Stock	35,462	(14)	*

Catherine M. Kilbane	Common Stock	39,012	(15)	*

K. David Kohler	Common Stock	84,495	(16)	*

Robert T. O’Brien	Common Stock	8,442	(17)	*

James L. Poppens	Common Stock	52,458	(18)	*

Nigel Stansfield	Common Stock	124,376	(19)	*

All executive officers and directors (13 persons)	Common Stock	1,327,038	(20)	2.3%

*	Less than 1%.

(1)

Percent of class is based on 58,046,552 shares outstanding on March 17, 2023 and is calculated assuming that the beneficial owner or group of beneficial owners has exercised any conversion rights, options or other rights to subscribe held by such beneficial owner that are exercisable within 60 days of March 17, 2023, and that no other conversion rights, options or rights to subscribe have been exercised by anyone else.

(2)	Based upon information included in statements as of December 31, 2022 provided to the Company and filed with the SEC by such beneficial owners.

(3)

According to BlackRock, various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such shares, and only one such person’s (iShares Core S&P Small-Cap ETF) interests in such shares exceeds 5% of the total outstanding shares of Common Stock. It states that it has sole voting power with respect to 9,589,730 of such shares, and sole dispositive power with respect to all such shares.

(4)	Capital World Investors is an investment advisor, and states that such shares include beneficial ownership by SMALLCAP World Fund, Inc. of more than 5% of the total outstanding shares of Common Stock.

(5)

Frontier Capital Management Co., LLC is an investment advisor, and states that it has sole voting power with respect to 1,983,357 of such shares and sole dispositive power with respect to all such shares.

(6)

The Vanguard Group, Inc. is an investment advisor, and states that it has shared voting power with respect to 92,787 of such shares, sole dispositive power with respect to 6,497,674 of such shares, and shared dispositive power with respect to 144,809 of such shares.

(7)	Includes 8,442 restricted shares.

(8)	Includes 45,556 restricted shares.

(9)	Includes 8,442 restricted shares.

(10)	Includes 64,787 restricted shares.

(11)	Includes 74,794 restricted shares, and 35,072 shares held indirectly by family trusts.

(12)	All of such shares are restricted shares.

(13)

Includes 8,442 restricted shares. Mr. Kennedy serves on the Board of Trustees of Ariel Mutual Funds, for which Ariel Investments, LLC serves as investment advisor and performs services which include buying and selling securities on behalf of the Ariel Mutual Funds. Mr. Kennedy disclaims beneficial ownership of all shares held by Ariel Investments, LLC as investment advisor for Ariel Mutual Funds.

(14)	Includes 8,442 restricted shares.

(15)	Includes 8,442 restricted shares.

(16)	Includes 8,442 restricted shares.

(17)	All of such shares are restricted shares.

(18)	Includes 44,487 restricted shares.

(19)	Includes 60,612 restricted shares.

(20)	Includes 488,509 restricted shares.

APPROVAL OF EXECUTIVE COMPENSATION

(ITEM 2)

The Company is asking its shareholders to vote, on an advisory basis, to approve the compensation of its Named Executive Officers as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of the Company’s Named Executive Officers.

Our executive compensation program is designed to attract, reward and retain key employees, including our Named Executive Officers, who are critical to the Company’s long-term success. Shareholders are urged to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement for greater detail about the Company’s executive compensation programs, including information about the fiscal year 2022 compensation of the Named Executive Officers.

The Company is asking the shareholders to indicate their support for the compensation of the Company’s Named Executive Officers as described in this Proxy Statement by voting in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory, non-binding basis, the compensation paid to the Company’s Named Executive Officers as disclosed in the “Compensation Discussion and Analysis” and “Executive Compensation” sections, including the compensation tables, notes, and narrative in those sections.”

Even though this say-on-pay vote is advisory and therefore will not be binding on the Company, the Compensation Committee and the Board value the opinions of the Company’s shareholders. Accordingly, to the extent there is a significant vote against the compensation of the Named Executive Officers, the Board will consider the shareholders’ concerns and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

You may vote “for,” “against,” or “abstain” from the proposal to approve on an advisory basis the compensation of our Named Executive Officers.

Vote Required and Recommendation of the Board

Under the Company’s Bylaws, the compensation of the Named Executive Officers is approved on an advisory basis if the affirmative votes cast by the holders of the Company’s outstanding shares of Common Stock entitled to vote and represented (in person or by proxy) at the meeting exceed the negative votes. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF EXECUTIVE COMPENSATION, AS DISCLOSED IN THIS PROXY STATEMENT, AND THE PROXY SUBMITTED BY TELEPHONE OR INTERNET OR PROXY CARD WILL BE VOTED IN THIS MANNER UNLESS THE SHAREHOLDER SUBMITTING THE PROXY SPECIFICALLY VOTES TO THE CONTRARY (OR ABSTAINS).

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the compensation program for the Company’s Named Executive Officers. For 2022, these individuals were:

Name	Title
Laurel M. Hurd	President and Chief Executive Officer (appointed April 18, 2022)
Daniel T. Hendrix	Chairman and Former President and Chief Executive Officer (retired from the roles of President and Chief Executive Officer April 18, 2022)
David B. Foshee	Vice President, General Counsel and Secretary
Bruce A. Hausmann	Vice President and Chief Financial Officer
James L. Poppens	Vice President
Nigel Stansfield	Vice President

As demonstrated below, the Committee believes that the Company’s performance-based compensation is appropriately designed to pay for performance, and that the structure strikes a proper balance among motivating management and rewarding strong management performance, while also accounting for macroeconomic uncertainty, the continued impact of the COVID-19 pandemic, as well as the regular cyclicality of our industry that is outside of management’s control.

Below are the Company’s 2022 financial data that most significantly impacted our Executive Compensation Program. The non-GAAP financial measures of currency neutral sales, adjusted operating income and adjusted EBITDA were utilized as 2022 performance criteria for our annual bonus plan and long-term equity incentives as discussed further below.

(Note: Please see Appendix A for a reconciliation of non-GAAP measures to the most directly comparable GAAP measures and an explanation of why we believe non-GAAP measures provide useful information to shareholders and the additional purposes for which we use non-GAAP measures.)

Overall Philosophy and Objectives

The Company’s compensation program is designed in a manner intended to both attract and retain a highly qualified, motivated and engaged management team whose focus is on enhancing shareholder value. The Company believes a straightforward program that is readily understood and endorsed by its participants best serves these goals, and has constructed a program that contains (1) multiple financial elements, (2) clear and definitive targets, (3) challenging but attainable objectives, and (4) specified performance metrics. More specifically, the objectives of the Company’s management compensation program include:

Program Design and Administration

The Compensation Committee of the Board of Directors, which is composed entirely of independent directors, has developed and administers the Company’s executive pay program to provide compensation commensurate with the level of financial performance achieved, the responsibilities undertaken by the executives, and the compensation packages offered by comparable companies. The program currently consists of four principal components, each of which is designed to drive a specific behavioral focus, which in turn helps to provide specific benefits to the Company:

The Company strives to structure various elements of these program components so that a large portion of executive compensation is directly linked to advancing the Company’s financial performance and the interests of shareholders. For 2022, those elements were substantially performance-based, as shown below (and based on target level achievement):

Laurel Hurd, President and CEO

Bruce Hausmann, VP and CFO

James Poppens, VP

Nigel Stansfield, VP

David Foshee, VP and General Counsel

Compensation Decision-Making

The Committee establishes base salaries for the executive officers, including the Named Executive Officers listed in the “Summary Compensation Table” included in this Proxy Statement. The Committee also administers the annual bonus program, the long-term incentive program, retirement benefits, deferred compensation arrangements, and, when applicable, special incentive programs.

The Company benchmarks its compensation practices against its peer group. In selecting the peer group, the Committee directly engaged Pearl Meyer & Partners, a nationally recognized, independent compensation consultant, to provide input on compensation matters. The Committee considered various factors including the potential peer's industry, business model, size and complexity. The Committee ultimately chose a peer group that provides a robust sample size with minimal revenue dispersion and includes companies with a significant international presence that are also focused on sustainability. The peer group selected by the Committee is comprised of:

Acuity Brands, Inc.	Albany International Corp.
Apogee Enterprises, Inc.	Armstrong World Industries, Inc.
Caesarstone Ltd.	Gentherm Incorporated
H. B. Fuller Company	Harsco Corporation
MillerKnoll, Inc.	HNI Corporation
Kimball International, Inc.	Masonite International Corporation
Materion Corporation	Glatfelter Corporation
Steelcase Inc.	Unifi, Inc.
(Each of former peer group members Armstrong Flooring, Inc. and Welbilt, Inc. no longer trade publicly, and thus were not included in the Company’s peer group as of the end of 2022.)

In 2019-2022, Pearl Meyer assisted the Compensation Committee in benchmarking the Company's compensation practices against the peer group. Pearl Meyer performs no other work for the Company. The work of Pearl Meyer for the Compensation Committee to date has not raised any conflict of interest.

The Committee also seeks compensation input from the Company’s Chairman, Chief Executive Officer and Chief Human Resources Officer. In addition, the Committee takes into account publicly available data relating to the compensation practices and policies of other companies within and outside the Company’s industry. Furthermore, the policies and programs described below are subject to change as the Committee deems necessary from time to time to respond to economic conditions, meet competitive standards and serve the objectives of the Company and its shareholders.

Compensation Risk Assessment

The Board, in conjunction with management, has reviewed our compensation policies and practices as generally applicable to our employees and determined that they do not encourage excessive risk or unnecessary risk taking and do not otherwise create risks that are reasonably likely to have a material adverse effect on the Company.

Clawback Policy

The Committee has adopted a Clawback Policy which authorizes the Committee to recover from executive officers certain incentive-based compensation, including both cash and equity, due to a restatement of the Company’s financial statements. Pursuant to the Clawback Policy, in the event the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the U.S. federal securities laws (a “Restatement”), regardless of individual fault, the Committee may require the forfeiture or reimbursement, subject to the terms of the Clawback Policy, from any current or former “Covered Executive” (meaning, any officer of the Company covered by Section 16(a) of the Securities Exchange Act) of the Company any excess incentive-based compensation awarded during the thirty-six (36) months preceding the date on which the Company is required to prepare a Restatement. Excess incentive-based compensation, as defined in the Clawback Policy, essentially means the amount or value of incentive-based compensation granted, earned or vested (“Awarded”) in excess of what would have been Awarded to that Covered Executive based on the Restatement.

Discussion of Principal Elements of Compensation Program

Base Salaries

The Committee generally strives to set base salaries at the market median (50th percentile) of salaries offered by other employers in our industry and other publicly traded companies with characteristics similar to the Company (size, growth rate, etc.), based, by and large, on information provided by independent third party advisors while also considering internal equalization policies of the Company. Some of the companies considered from time to time are included in our peer group discussed above.

In addition, the Committee may consider other factors when setting individual salary levels, which may result in salaries somewhat above or below the targeted amount. These factors include the executive’s level of responsibility, achievement of goals and objectives, tenure with the Company, and specific background or experience, as well as external factors such as the availability of talent, the recruiting requirements of the particular situation, general economic conditions, and rates of inflation.

Base salary adjustments for executive officers generally are made (if at all) annually and are dependent on the factors described above. The changes in base salaries for the Named Executive Officers, and the rationale for those changes, are described below.

Name	2021 Base Salary	2022 Base Salary	% Change	Rationale
Laurel Hurd	N/A	$825,000	N/A	Appointment
Daniel Hendrix	$946,000	$946,000	0%	Retirement
David Foshee	$392,879	$405,000	3%	Merit
Bruce Hausmann	$454,490	$500,000	10%	Merit
James Poppens	$400,000	$425,000	6%	Merit
Nigel Stansfield	£316,070	£325552	3%	Merit

Ms. Hurd was appointed as the Company’s President and Chief Executive Officer effective April 18, 2022. She was not previously an employee of the Company. Please see the “Summary Compensation Table” included in this Proxy Statement for the base salaries actually paid to the Named Executive Officers in 2022.

Annual Bonus Opportunities

The Committee administers the shareholder-approved Executive Bonus Plan, which provides bonus opportunities for Company executives. The bonus opportunities provide an incentive for executives to earn cash compensation based on the achievement of important corporate or business unit (division or subsidiary) financial performance. In determining the appropriate bonus opportunities for 2022, the Committee sought to establish potential awards that, when combined with annual salary, place the total overall cash compensation opportunity for the Company’s executives at the market 50th percentile for comparable companies, provided that the performance objectives are substantially achieved.

For 2022, each executive officer of the Company was assigned a bonus potential, expressed as a percentage of base salary. The 2022 bonus potential for each Named Executive Officer is described below.

Name	2022 Bonus Potential (as a percentage of base salary)
Laurel Hurd	125%
Daniel Hendrix	150%
David Foshee	75%
Bruce Hausmann	90%
James Poppens	90%
Nigel Stansfield	90%

Actual payouts could range from 0% to 175% of the bonus potential (as described below), depending on the degree to which the established financial objectives were achieved, and are paid on an annual basis approximately 60 days following the end of the year.

In 2022, 100% of the bonus potential for the Chief Executive Officer, Chief Financial Officer and each of the other Named Executive Officers was based on measurable financial objectives. For Ms. Hurd and Messrs. Hendrix, Foshee and Hausmann, these objectives consisted of adjusted operating income, cash flow from operations, and currency-neutral sales, and the relative weights assigned to these financial objectives were 50%, 25% and 25%, respectively. For Messrs. Poppens and Stansfield (who in 2022 managed the Company’s Americas and EAAA divisions, respectively), the objectives and relative weights assigned were divisional adjusted operating income (50%), consolidated adjusted operating income (16.7%), divisional cash flow from operations (16.7%), and divisional currency-neutral sales (16.7%). To facilitate a smooth transition of the Chief Executive Officer role, the 2022 bonus potentials for Ms. Hurd and Mr. Hendrix were not pro-rated.

For each financial objective, the Committee establishes a threshold amount, a goal amount, and a maximum amount. The threshold amount must be achieved in order for any bonus amount to be earned with respect to that objective. A pro rata bonus amount is earned based upon (i) the degree to which the threshold amount (resulting in a “cut in” payout equal to 25% of the bonus potential for that criterion) is exceeded, up to the goal amount (resulting in a payout equal to 100% of the bonus potential for that criterion), or (ii) the degree to which the goal amount (resulting in a payout equal to 100% of the bonus potential for that criterion) is exceeded, up to the maximum amount (resulting in a payout equal to 175% of the bonus potential for that criterion). The approach to goal setting involves a process of reviewing, among other things, our prior year’s financial performance, our annual operating plan, and our short-term and long-term strategic objectives. We also take into account the need for setting goals that are challenging yet reasonably achievable so as to provide a competitive pay package necessary for the retention of our talent. With respect to cash flow in particular, the Committee sets the targets, in its discretion, taking into account anticipated growth initiatives, capital expenditures, research and development costs, debt maturities, and other cash uses that the Committee deems relevant. Consideration of these factors may result in a cash flow target that is above or below the previous year's cash flow target. Given this methodology, the Committee believes that the threshold level, while challenging, is reasonably likely to be achieved in normalized market conditions, the goal amount is achievable with strong management performance, and the maximum amount would encourage and reward outstanding performance.

For example, the Company’s 2022 annual thresholds, goals and maximums that were applicable for Ms. Hurd and Messrs. Hendrix, Foshee and Hausmann were as follows:

Criteria	Weighting	Threshold	Goal	Maximum
Adjusted Operating Income	50%	$86,450,000	$133,000,000	$152,950,000
Cash Flow from Operations	25%	$51,206,000	$78,778,000	$90,595,000
Currency-Neutral Sales	25%	$1,206,499,000	$1,318,578,000	$1,364,728,000

For 2022, adjusted operating income (see Appendix A) was $132.4 million, and for compensation purposes only the Committee also excluded another $1.0 million of other nonrecurring expenses related to the Company’s Chief Executive Officer transition. As so calculated: (i) the Company’s 2022 adjusted operating income grew to approximately $133.4 million, thus exceeding the established goal amount and resulting in a payout of 101.7% for this criterion (50.8% of the executive’s bonus potential after applying the 50% weighting), (ii) the Company’s 2022 cash flow from operations was approximately $43.1 million, which was below the threshold and resulted in no payout for this criterion; and (iii) the Company’s 2022 currency-neutral sales were $1,356.7 million, thus exceeding the established goal amount and resulting in a payout of 162.0% for this criterion (40.5% of the executive’s bonus potential after applying the 25% weighting).

For Mr. Poppens, the results for the Americas division resulted in 117.6% achievement for divisional adjusted operating income (58.8% weighted), 67.3% achievement for divisional cash flow from operations (11.2% weighted), and the maximum 175% achievement for divisional currency neutral sales (29.2% weighted). For Mr. Stansfield, the results for the EAAA division resulted in 69.5% achievement for divisional adjusted operating income (34.7% weighted), 0% achievement for divisional cash flow from operations, and 124.7% achievement for divisional currency neutral sales (20.8% weighted).

Based on the Company’s performance, overall 2022 bonus achievement was approximately 91.3% of bonus opportunity for Ms. Hurd and Messrs. Hendrix, Foshee and Hausmann, 116.1% of bonus opportunity for Mr. Poppens, and 72.5% of bonus opportunity for Mr. Stansfield, resulting in the following cash payouts:

Name	2022 Actual Bonus
Laurel M. Hurd	$941,531
Daniel T. Hendrix	$1,295,547
David Foshee	$277,324
Bruce Hausmann	$410,850
James Poppens	$444,083
Nigel Stansfield	$256,144

Long-Term Incentives

The Committee administers the shareholder-approved Interface, Inc. Omnibus Stock Incentive Plan and Interface, Inc. 2020 Omnibus Stock Incentive Plan (collectively, the “Omnibus Stock Plans”), which are equity-based plans that allow for long-term incentive awards such as restricted stock, performance shares and stock options. The Omnibus Stock Plans provide for the grant to key employees and directors of the Company and its subsidiaries of restricted stock, incentive stock options (which qualify for certain favorable tax treatment), nonqualified stock options, stock appreciation rights, deferred shares, performance shares and performance units. The size of the awards made to individual officers is based on an evaluation of several factors, including the officer’s level of responsibility, the officer’s base salary, benchmark data and the Company’s overall compensation objectives. The amount and nature of prior equity incentive awards also are generally considered in determining new awards for executive officers.

Long-term incentives are intended to attract and retain outstanding executive talent, create a direct link between shareholder and executive interests by focusing executive attention on increasing shareholder value, and motivate executives to achieve specific performance objectives. For instance, stock options (when granted) have an exercise price equal to at least 100% of the market price of the underlying Common Stock on the date of grant. Thus, the stock options only have value if the market price of the Company’s stock rises after the grant date (although no stock options have been granted in recent years). Additionally, restricted stock and performance share awards generally vest, in whole or in part, over a period of multiple years (three years for grants made in recent years), giving the executive an incentive to remain employed with the Company for a significant time period to have the opportunity to vest in an award. All equity awards (whether restricted stock, performance shares or otherwise) will have a minimum vesting period or minimum performance period of at least one year.

Description of Available Awards

Restricted Shares

Awards of restricted shares under the Omnibus Stock Plans generally vest over a period of multiple years following the date of award. The Committee may, in its discretion, also establish performance criteria for these awards, and the restricted shares may vest earlier if such performance criteria are satisfied. Unvested awards are also subject to forfeiture under certain circumstances. All restricted shares awarded to date have been made without consideration from the participant (although the Omnibus Stock Plans authorize the Committee, in connection with any award, to require payment by the participant of consideration, which can be less than the fair market value of the award on the date of grant). Awards of restricted stock generally will not be transferable by the participant other than by will or applicable laws of descent and distribution.

Performance Shares

Performance shares are awards reflected in a bookkeeping entry that records the equivalent of one share of Common Stock that may subsequently be earned and payable (and issued) to the participant if specified performance criteria established by the Committee are satisfied. Awards of performance shares may be settled in Common Stock, cash, or a combination thereof, at the Company’s election. Grants of performance shares may provide for the payment to the participant of dividend equivalents on a current, deferred or contingent basis; provided, in all of our past awards of performance shares, we have accrued dividend equivalents that are paid only if and when the underlying performance shares vest. Awards of performance shares generally will not be transferable by the participant other than by will or applicable laws of descent and distribution.

Stock Options

Options granted under the Omnibus Stock Plans may be incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended), nonqualified stock options or a combination of the foregoing, although only employees are eligible to receive incentive stock options. All options under the Omnibus Stock Plans will be granted at an exercise price per share equal to not less than 100% of the fair market value of the Common Stock on the date the option is granted. Options may be structured to vest over a period of multiple years. Options granted under the Omnibus Stock Plans expire following a pre-determined period of time after the date of grant (which may not be more than 10 years after the grant date), and generally will terminate on the date three months following the date that a participant’s employment with the Company terminates.

The Company receives no consideration upon the granting of an option. Full payment of the option exercise price must be made when an option is exercised. The exercise price may be paid in cash or in such other form as the Committee may approve, including shares of Common Stock valued at their fair market value on the date of option exercise. Options generally will not be transferable by the holder thereof other than by will or applicable laws of descent and distribution.

The Committee has not granted stock options to any executive officer in the past three years.

Other Potential Awards

The Omnibus Stock Plans also provide for the award of stock appreciation rights, deferred shares and performance units. The Committee has not granted any of these other types of awards to any executive officer through the end of 2022.

Omnibus Stock Plan Awards in 2020

One-third of the 2020 awards were granted as time-based restricted stock, and the shares would vest 100% on the third anniversary of the grant date, if the executive remained employed with the Company until that date. As in prior years, the 2020 time-based restricted stock awards included a “double trigger” change-in-control vesting provision. In other words, these awards would not vest automatically based solely on the occurrence of a change in control alone; rather, there must be “second trigger” of either (i) an involuntary separation from service or (ii) a separation from service for “Good Reason” (essentially, resignation in the face of negative changes in executive’s employment relationship with the Company). The executive also had the right to receive any cash dividends paid on this time-based restricted stock, throughout the three-year term.

The other two-thirds of the 2020 awards were granted as performance shares with two performance metrics – adjusted EBITDA (75% weighting) and three-year cumulative return on invested capital (25% weighting) – for the three-year performance period of 2020 to 2022. These awards provided an opportunity for grantees to earn shares based on adjusted EBITDA achievement during each year of the three-year performance plan, but the vesting of those earned shares was deferred until the Committee’s certification of attainment of all performance measures following the end of the three-year performance period. The amount of performance shares earned based on adjusted EBITDA achievement was determined pro rata based upon (i) the degree to which an applicable adjusted EBITDA threshold level was achieved (at which point 25% of the performance shares would be earned) or exceeded up to an applicable adjusted EBITDA target level (at which point 100% of the performance shares would be earned), or (ii) the degree to which the applicable adjusted EBITDA target level was exceeded up to an applicable adjusted EBITDA maximum level (at which point two times the nominal performance shares would vest). The same methodology applied for calculation of achievement of the portion of the award based on three-year cumulative return on invested capital. There was no “time vesting” opportunity for this part of the award. The Company does not pay dividends on unvested performance shares. Rather, “dividend equivalents” accrue on these awards of performance shares and are paid only if and when the related performance shares vest.

The Compensation Committee retained authority in the event of a change-in-control to alter or amend the terms of the 2020 awards of performance shares in any manner it deemed equitable and necessary or advisable to take into account the effect of the change-in-control. Such modifications may include, without limitation, (i) providing for payment in the form of cash or other securities in lieu of shares, (ii) vesting of all or a portion of the performance shares based on the attainment of the performance criteria determined as of the date of the change-in-control, (iii) accelerating the vesting of the performance shares in full or on a pro rata basis, (iv) converting some or all of the shares to time-based vesting, or (v) making appropriate adjustments to the performance criteria. However, in the event of a “double trigger” change-in-control and termination of employment as described above, the employee would vest in the nominal number of outstanding performance shares.

The performance threshold, goal and maximum achievement levels were set at the time of the award based upon the Company’s three-year strategic plan, which required targeted adjusted EBITDA growth (based on goal amounts) of approximately 10%, 7.5% and 6% compound growth for years 2020, 2021 and 2022, respectively, yielding the following targets for the portion of this award that was eligible to vest based on 2022 adjusted EBITDA (in millions):

Criteria	Threshold	Goal	Maximum
Adjusted EBITDA	$173.3	$247.6	$284.7

For 2022, adjusted EBITDA (see Appendix A) was $176.1 million, and for compensation purposes only the Committee also excluded $1.0 million of other nonrecurring expenses. As so calculated, the Company’s 2022 adjusted EBITDA was $177.1 million, which exceeded the above-stated threshold and resulted in achievement of 28.8% of the portion of this award that was eligible to be earned based on 2022 performance.

The threshold, goal and maximum achievement levels for the portion of the 2020 awards based on three-year (2020-2022) cumulative return on invested capital were 9.4%, 13.4% and 14.7%, respectively. The actual three-year cumulative return on invested capital was 11.7%, which exceeded the threshold and resulted in achievement of 68.1% of this portion of the award.

In sum, the total achievement under the 2020 long-term incentive awards (including all performance-based achievement for the years 2020-2022 as well as time-based vesting) was 54.9% of the award. The Compensation Committee certified the attainment, and these shares vested, in February 2023.

Omnibus Stock Plan Awards in 2021

Primarily due to the challenges involved in setting multi-year performance targets during the uncertainty created by the COVID-19 pandemic, the Committee made changes to the 2021 long-term incentive plan awards. The 2021 awards were one-half (rather than one-third) time-based restricted stock, and one-half (rather than two-thirds) performance shares. The performance metrics for the portion granted as performance shares are adjusted EBITDA (75% weighting) and three-year return on invested capital during the period 2021-2023 (25% weighting). The threshold, goal and maximum achievement levels for the year 2021 were set at the time of the award based upon the Company’s 2021 annual operating plan. Rather than setting at the time of the award specific adjusted EBITDA dollar goals for years 2022 and 2023, the goals for those years are based on a numerical formula targeting 6% growth over the prior year’s actual adjusted EBITDA result. In addition, if the actual adjusted EBITDA achieved in year 1 or year 2 of the award is less than the goal amount, any actual adjusted EBITDA achieved in the following year in excess of the goal amount will be added back to the prior year’s actual result to earn additional shares, capped at the goal amount. The Committee believes this approach recognizes the difficulty setting future year EBITDA targets in the uncertain pandemic environment while still requiring meaningful year-over-year growth regardless of the prior year results.

The targets for the portion of this award that was eligible for achievement (and future vesting) based on 2022 adjusted EBITDA (in millions) were:

Criteria	Threshold	Goal	Maximum
Adjusted EBITDA	$125.7	$179.6	$206.5

As discussed above, for 2022, adjusted EBITDA (see Appendix A) was $176.1 million, and for compensation purposes only the Committee also excluded $1.0 million of other nonrecurring expenses. As so calculated, the Company’s 2022 adjusted EBITDA was $177.1 million, which exceeded the above-stated threshold and resulted in achievement of 96.5% of the portion of this award that was eligible to be earned based on 2022 performance. The earned shares will not vest until the Compensation Committee certifies attainment following the end of the three-year performance period 2021-2023.

Omnibus Stock Plan Awards in 2022

The 2022 long-term incentive plan awards have the same structure as described above for awards granted in 2021, but with the threshold, goal and maximum achievement levels for the year 2022 set based upon the Company’s 2022 annual operating plan and the three-year performance period of 2022-2024. The targets for the portion of this award that was eligible for achievement (and future vesting) based on 2022 adjusted EBITDA (in millions) were:

Criteria	Threshold	Goal	Maximum
Adjusted EBITDA	$125.4	$179.1	$206.0

As discussed above, for 2022, adjusted EBITDA (see Appendix A) was $176.1 million, and for compensation purposes only the Committee also excluded $1.0 million of other nonrecurring expenses. As so calculated, the Company’s 2022 adjusted EBITDA was $177.1 million, which exceeded the above-stated threshold and resulted in achievement of 97.2% of the portion of this award that was eligible to be earned based on 2022 performance. The earned shares will not vest until the Compensation Committee certifies attainment following the end of the three-year performance period 2022-2024.

Changes in Executive Compensation in 2023

For 2023, the Compensation Committee adopted several changes in its continuing effort to align the Company’s executive compensation program with prevailing peer practices. The design of the Company’s executive compensation program for 2023 is substantially similar to that described above for 2022, except for material changes described in this paragraph. For the 2023 bonus opportunity, the Compensation Committee eliminated cash flow from operations as a performance metric, and thus the two performance metrics for 2023 are adjusted operating income (85% weighting) and currency neutral sales (15% weighting). For the long-term incentive program, the Compensation Committee made the following changes to better reflect prevailing peer practices: (i) adopted a modified “Rule of 75” (combined age and employment tenure, with minimum age of 58) retirement provision that allows for pro-rata vesting of awards upon eligible retirement; (ii) issued restricted stock units (deferred shares) instead of restricted stock to minimize unfavorable tax consequences associated with the new retirement provision; (iii) adopted ratable vesting of time-based restricted stock units (one-third each year over the three-year vesting period) rather than three-year “cliff” vesting; and (iv) adopted a single three-year (2023-2025) aggregate adjusted EBITDA goal, rather than three one-year goals with annual attainment measurement, with the three-year aggregate adjusted EBITDA goal being the sum of (a) the 2023 budgeted adjusted EBITDA target, plus (b) 106% of 2023 actual adjusted EBITDA result, plus (c) 106% of 2024 actual adjusted EBITDA result.

Other Elements of Compensation Program

In addition to the principal compensation program elements described above, the Company has adopted a number of other elements to further its compensation program goals. They are as follows:

● 401(k) Plan and Other Defined Contribution Plans	● Employment and Severance Protection Agreements

● Elective Deferred Compensation Program	● Limited Perquisites

401(k) Plan and Other Defined Contribution Plans

The Company maintains the Interface, Inc. Savings and Investment Plan (the “401(k) Plan”), a tax-qualified 401(k) plan which provides its U.S.-based employees a convenient and tax-advantaged opportunity to save for retirement. The Company’s Named Executive Officers who are based in the United States are eligible to participate in the 401(k) Plan on the same terms as other executive and non-executive employees based in the United States, and receive the same benefits afforded all other participants. Under the 401(k) Plan, all participating employees are eligible to receive matching contributions that are subject to vesting over time. The Company periodically evaluates the level of matching contributions afforded participant employees to ensure competitiveness in the marketplace. The Company currently matches 50% of the first 6% of the employee’s eligible compensation (capped by statutory limitations) that the employee contributed to the 401(k) Plan.

Elective Deferred Compensation Program

The Company also maintains the Interface, Inc. Nonqualified Savings Plan II (the “Nonqualified Plan”) for certain U.S.-based “highly compensated employees” (as such term is defined in applicable IRS regulations), including the Named Executive Officers who are based in the United States. The compensation level required to participate in the Nonqualified Plan was $130,000 in total annual compensation, and the Company had 117 participants in the plan (including both current and former employees) at the end of 2022. As with the Company’s 401(k) Plan, the Named Executive Officers who are based in the United States are eligible to participate in the Nonqualified Plan on the same terms as other executive and non-executive eligible employees based in the United States, and receive the same benefits afforded all other participants. Under the Nonqualified Plan, all eligible employees can elect to defer, on a pre-tax basis, a portion of their salary and/or annual bonus compensation. The Company currently matches 50% of the first 6% of the employee’s eligible salary and bonus (and sales commissions, if applicable) that was deferred, less any potential Company matching amounts under the 401(k) Plan.

Please see the “Non-Qualified Deferred Compensation” table included in this Proxy Statement for further details regarding the Nonqualified Plan, as well as the Company’s Named Executive Officers’ contributions, earnings and account balances applicable to the Nonqualified Plan for fiscal year 2022.

Pension/Salary Continuation Programs

Foreign Defined Benefit Plans

The Company has trustee-administered defined benefit retirement plans (“Pension Plans”) which cover certain of its overseas employees. The benefits are generally based on years of service and the employee’s average monthly compensation. Mr. Stansfield is a participant in a legacy Pension Plan which existed and was frozen during the time before he became an executive officer. None of our other Named Executive Officers are participants in these plans.

Salary Continuation Plan

Historically, the Company has maintained a nonqualified Salary Continuation Plan designed to induce selected employees of the Company to remain in the employ of the Company by providing them with retirement, disability and death benefits in addition to those that they may receive under the Company’s other benefit programs. Mr. Hendrix was the only employee participating in the Salary Continuation Plan at the time of his second tenure as Chief Executive Officer (pursuant to an arrangement dating back to 1986), and the Committee has determined that the plan is closed to new participants.

The Salary Continuation Plan entitles participants to (i) retirement benefits upon normal retirement from the Company at age 65 (or early retirement as early as age 55) after completing at least 15 years of service with the Company (unless otherwise provided in the plan), payable for the remainder of their lives (or, if elected by a participant, a reduced benefit is payable for the remainder of the participant’s life and any surviving spouse’s life) and in no event for less than 10 years under the death benefit feature; (ii) disability benefits payable for the period of any pre-retirement total disability; and (iii) death benefits payable to the designated beneficiary of the executive for a period of up to 10 years. The annual retirement benefit for retirement at age 65 is 50% of the executive’s final average earnings (defined as the average of the salary and bonus paid by the Company for the four individual calendar years of the executive’s highest compensation during the last eight full calendar years of the executive’s employment with the Company ending on or prior to the effective date of the executive’s retirement), which decreases proportionately to 30% of final average earnings for early retirement at age 55. The annual disability benefit is structured to essentially equate to 66% of current pay (salary and bonus) at the time of disability. The annual death benefit, for the 10-year payment period, is 50% of final average earnings, for a pre-retirement death, or a continuation of the actual retirement payments for the balance of the 10-year period (if any) for a post-retirement death (assuming no election of spousal survival benefits). The Company’s obligations under the Salary Continuation Plan are currently unfunded (although the Company uses insurance instruments in an irrevocable grantor (“rabbi”) trust to hedge its exposure thereunder); however, the Company is required to contribute the full present value of its obligations thereunder to a rabbi trust in the event of a “Change in Control” (as such term is defined in the Salary Continuation Plan) of the Company.

Pursuant to the Salary Continuation Plan, the Company has maintained a Salary Continuation Agreement with Mr. Hendrix since 1986. (The Company most recently amended and restated the Salary Continuation Agreement with Mr. Hendrix in January 2008, primarily to comply with Section 409A of the Internal Revenue Code of 1986, as amended. The benefits under his amended and restated agreement are substantially similar to those under his prior agreement.) The individual Salary Continuation Agreement contains essentially all of the benefit terms and conditions, and the agreement controls in the event of any conflict with the Salary Continuation Plan document. Please see the “Pension Benefits” table included in this Proxy Statement for information about the Salary Continuation Plan benefits applicable to Mr. Hendrix.

Employment and Severance Protection Agreements

The Company has Severance Protection and Change in Control Agreements with each of its current executive officers that provide for certain severance benefits if the individual’s employment is terminated involuntarily without cause or in connection with a change in control. The agreement also contains provisions placing restrictions on the individual’s ability to compete with the Company for a period of 12 or 24 months following termination of employment, depending on the circumstances of termination. (Mr. Stansfield also has a separate employment agreement addressing the basic terms of his U.K.-based employment.)

Please see the further discussion below in the “Potential Payments Upon Termination or Change of Control” section of this Proxy Statement regarding the respective employment and severance protection agreements of the Company’s Named Executive Officers.

Perquisites

In order to provide a market competitive total compensation package to the Company’s executive officers, including the Named Executive Officers, the Company provides a limited set of perquisites that it believes enable its Named Executive Officers to perform their responsibilities efficiently and with minimal distractions. The perquisites provided to one or more Named Executive Officers in 2022 included the following:

● Company-provided automobile/allowance	● Long-term care and life insurance

● Company-provided telephone

Please see the “Summary Compensation Table” included in this Proxy Statement (and the notes thereto) for a more detailed discussion of these perquisites and their valuation.

Special Incentive Programs

From time to time, in its discretion, the Committee may implement special incentive programs which provide executives an opportunity to earn additional compensation if specific performance objectives (such as stock price appreciation, debt reduction, cash accumulation, or attainment of a specified financial ratio) are met. No special incentive programs have been used in the past several years.

Stock Ownership and Retention Guidelines

To further tie the financial interests of Company executives to those of shareholders, the Committee has established stock ownership and retention guidelines. Pursuant to the stock ownership and retention guidelines, executives are expected to accumulate a number of shares (unrestricted) of the Company’s Common Stock having a value equaling three times base salary in the case of the Chief Executive Officer and two times base salary in the case of the other executive officers (based on salaries and the stock price at the time the new guidelines were adopted in 2016). The expectation is for executives to reach this ownership level within four years of joining the Company or otherwise becoming an executive officer. As of the end of 2022, all Named Executive Officers had met this target, except for (i) Ms. Hurd, who was appointed to her position in April 2022 and (ii) Mr. Poppens, who was appointed to his executive position in November 2020. To facilitate accomplishing the ownership targets, executive officers generally are expected to retain at least one-half of the net after-tax shares (i.e., the net shares remaining after first selling or the withholding of sufficient shares to cover the anticipated tax liability and, in the case of stock options, the exercise price) obtained upon the vesting of equity awards and the exercise of stock options.

Directors also are subject to stock ownership requirements. Directors are required to hold 2,000 unrestricted shares. Any new director is required to accumulate these shares by the second anniversary of his or her election. As a guideline, non-employee directors also are expected to retain during their tenure all of the net after-tax shares obtained upon the vesting of restricted stock and at least one-half of the net after-tax shares obtained upon the exercise of stock options. All current directors have met this stock ownership standard, except for Ms. Hurd and Mr. O’Brien, who were elected as directors in May 2022.

The Company has a policy that generally prohibits all of its employees, officers and directors from engaging in short sales or trading in puts, calls and other options or derivatives with respect to the securities of the Company. In addition, directors and officers of the Company are prohibited from pledging the Company’s securities as collateral for a loan or other obligation.

Compensation Deductibility

Although the Committee considers deductibility issues when approving executive compensation elements, the Company and the Committee believe that other compensation objectives, such as attracting, retaining and providing incentives to qualified managers, are important and may supersede the goal of maintaining deductibility. Consequently, the Company and the Committee may make compensation decisions without regard to deductibility when it is deemed to be in the best interests of the Company and its shareholders to do so.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this 2023 Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2023, filed with the SEC.

THE COMPENSATION COMMITTEE
Catherine M. Kilbane (Chair)
Dwight Gibson
Joseph Keough

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the executive officers of the Company served as either a member of the compensation committee or a director of any other entity of which any member of the Compensation Committee is an executive officer. In addition, none of the executive officers of the Company served as a member of the compensation committee of any entity of which any member of the Board of Directors is an executive officer.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information about the compensation paid by the Company and its subsidiaries to the Company’s Named Executive Officers for each of the past three fiscal years.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

(a)	(b)	($) (c)	($) (d)(1)	($) (e)(2)	($) (f)	($) (g)(3)	($) (h)(4)	($) (i)(5)	($) (j)(6)
Laurel M. Hurd	2022	584,375	--	3,543,485	--	941,531	--	21,919	5,091,309
President and CEO

Daniel T. Hendrix,	2022	279,858	--	991,768	--	1,295,547	0	1,091,758	3,658,931
President, CEO and	2021	946,000	--	2,150,267	--	2,053,293	0	1,101,288	6,250,848
Chairman	2020	888,375	--	999,996	--	--	1,060,002	1,099,819	4,048,192

David B. Foshee,	2022	405,000	--	437,868	--	277,324	--	37,921	1,158,113
Vice President,	2021	392,879	--	819,469	--	426,372	--	26,040	1,664,760
General Counsel and	2020	388,264	--	499,999	--	--	--	36,704	924,967
Secretary

Bruce A. Hausmann,	2022	500,000	--	648,684	--	410,850	--	42,753	1,602,288
Vice President and	2021	454,490	--	1,137,561	--	591,882	--	28,419	2,212,352
CFO	2020	446,692	--	688,420	--	--	--	50,202	1,185,314

James L. Poppens,	2022	425,000	--	551,382	--	444,083	--	26,192	1,446,656
Vice President	2021	400,000	--	667,456	--	380,520	--	27,681	1,475,657
(Division President)	2020	313,411	--	224,993	--	--	--	20,295	558,699

Nigel Stansfield,	2022	392,557	--	562,738	--	256,144	0	31,343	1,242,782
Vice President	2021	426,695	--	1,111,610	--	633,259	0	34,442	2,206,006
(Division President)*	2020	378,045	--	611,174	--	--	140,029	42,418	1,171,666

*

Mr. Stansfield was paid in British pound sterling. In calculating the U.S. dollar equivalent for disclosure purposes, the Company has converted each payment in British pound sterling into U.S. dollars based on the exchange rate in effect as of the end of the year (£1 to $1.21 for 2022, £1 to $1.35 for 2021, and £1 to $1.22 for 2020).

(1)

The Company paid no discretionary bonuses, or bonuses based on performance metrics that were not pre-established and communicated to the Named Executive Officers. All cash bonus awards were performance-based. These payments, which were made under the Company’s Executive Bonus Plan, are reported in the “Non-Equity Incentive Plan Compensation” column (column (g)).

(2)

The amounts reported in the “Stock Awards” column are computed based upon the grant date fair values as of the respective grant dates. See the Note entitled “Shareholders’ Equity” to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2023, regarding assumptions underlying valuation of equity awards. See the “Grants of Plan-Based Awards” table included in this Proxy Statement for additional information about equity awards granted in 2022, and the “Outstanding Equity Awards at Fiscal Year-End” table included in this Proxy Statement for information with respect to awards outstanding at year-end 2022. The ultimate payout value with respect to the “Stock Awards” included in column (e) may be significantly more or less than the amounts shown, and possibly zero, depending on the Company’s financial performance at the end of the performance or restricted period and the recipient’s tenure of employment. For a description of the performance criteria, please see the discussion contained in the “Compensation Discussion and Analysis” section herein.

(3)

The amounts reported in the “Non-Equity Incentive Plan Compensation” column reflect the amounts earned by and paid to each Named Executive Officer under the Company’s Executive Bonus Plan. The material provisions of the Executive Bonus Plan are more fully described in the “Compensation Discussion and Analysis” section included herein.

(4)

The amount reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represents the aggregate change in the actuarial present value of the accumulated benefit under the Company’s Salary Continuation Plan for Mr. Hendrix and Interface Europe Pension Scheme (the “UK Plan”) for Mr. Stansfield, except where such amount is negative and in that case is shown as $0 in the table. The Company maintains a defined benefit Salary Continuation Agreement with Mr. Hendrix dated as of January 1, 2008 (although earlier versions of the agreement date back to 1986), and Mr. Stansfield participates in a legacy European pension plan which existed and was frozen during the time before he became an executive officer. In 2022, the actuarial present value of the accumulated benefit for Mr. Hendrix declined by $2,711,475, and for Mr. Stansfield declined by $363,978. See the “Pension Benefits” table of this Proxy Statement for additional information about these benefits for Messrs. Hendrix and Stansfield. The other Named Executive Officers do not participate in a Pension Plan or the Salary Continuation Plan. The Company does not pay any above-market interest (or any guaranteed interest rate) on its Nonqualified Plan.

(5)

The amounts reported in the “All Other Compensation” column reflect, for each Named Executive Officer, the sum of (i) the incremental cost to the Company of all perquisites and other personal benefits, and (ii) amounts contributed by the Company to the 401(k) Plan or Nonqualified Plan (collectively, the “Company Retirement Plans”). The material provisions of the Company Retirement Plans are contained in the “Compensation Discussion and Analysis” section herein.

The following table outlines those perquisites and all other compensation required by SEC rules to be separately quantified that were provided to the Company’s Named Executive Officers during 2022.

			Dividends	Company
			and	Contributions
			Dividend	to Retirement
	Automobile	Telephone	Equivalents	Plans	Other
Name
	($)	($)	($)	($)	($)

Laurel M. Hurd	12,750	1,305	4,175	3,688	0
Daniel T. Hendrix	3,750	574	8,532	6,150	1,072,752
David B. Foshee	12,072	545	2,256	22,954	94
Bruce A. Hausmann	13,732	1,524	3,189	24,150	158
James L. Poppens	13,771	1,063	1,975	9,150	233
Nigel Stansfield	12,512	846	2,955	0	15,030

Automobile/Automobile Allowance. Each of the Named Executive Officers was provided with use of a company-provided automobile, or an automobile allowance, plus fuel and maintenance.

Telephone. The Company paid certain fees associated with the Named Executive Officers’ use of company-provided cellular telephones.

Dividends and Dividend Equivalents. In 2022, the Company paid on all outstanding Common Stock of the Company (including time-based awards of restricted stock, but not on unvested performance shares) dividends of $0.01 per share in each fiscal quarter. Dividend equivalents accrue on awards of performance shares and are paid out only if, and to the extent, the performance shares actually vest. The amounts in the “Dividends and Dividend Equivalents” column reflect dividends paid on the time-based restricted shares of each Named Executive Officer in 2022.

Contributions to Retirement Plans. The Company makes matching contributions, on the same terms and using the same formulas as for other participating employees, to each U.S.-based Named Executive Officer’s account under the 401(k) Plan and the Nonqualified Plan, as applicable.

Other. For Mr. Hendrix, the amount represents the sum of his cash retainer for service as Chairman of the Board ($240,000) and payments under his Salary Continuation Plan ($832,752) described below. For Ms. Hurd and Messrs. Foshee, Hausmann and Poppens, the amount represents Company paid premiums for long-term care insurance. For Mr. Stansfield, the amount represents Company paid premiums for life, critical illness and private health insurance.

The amounts reflected below represent the contributions to retirement plans by the Company:

Name	Year	Company Contribution To 401(k) Plan ($)	Company Contribution To Nonqualified Plan ($)

Laurel M. Hurd	2022	3,688	--

Daniel T. Hendrix	2022	6,150	--
	2021	5,850	--
	2020	5,850	--
David B. Foshee	2022	6,833	16,121
	2021	6,817	3,446
	2020	7,313	2,459
Bruce A. Hausmann	2022	9,150	15,000
	2021	8,550	--
	2020	8,550	7,989
James L. Poppens	2022	9,150	--
	2021	8,185	--
	2020	4,106	--

As a non-U.S. employee, Mr. Stansfield is ineligible to participate in the 401(k) Plan and the Nonqualified Plan.

(6)

In 2022, salary as a percentage of total compensation (excluding change in pension value) for each of Ms. Hurd and Messrs. Hendrix, Foshee, Hausmann, Poppens, and Stansfield was 12%, 8%, 35%, 31%, 29%, and 32%, respectively. In 2021, this percentage for each of Messrs. Hendrix, Foshee, Hausmann, Poppens, and Stansfield was 15%, 24%, 21%, 27%, and 19%, respectively. In 2020, this percentage for each of Messrs. Hendrix, Foshee, Hausmann, Poppens, and Stansfield was 22%, 42%, 38%, 56%, and 32%, respectively.

Grants of Plan-Based Awards in 2022

The following table provides information about awards granted to the Company’s Named Executive Officers in 2022, as well as potential future payments associated therewith.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards

Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)(2)	Maximum (#) (h)	Grant Date Fair Value of Stock and Option Awards ($) (l) (3)
Laurel M. Hurd	4-18-22	257,813	1,031,250	1,804,688
	4-18-22				34,795	139,178	278,356	1,771,736
	4-18-22				--	139,179	139,179	1,771,749
Daniel T. Hendrix	2-28-22	354,750	1,419,000	2,483,250
	2-28-22				--	74,794	74,794	991,768
David B. Foshee	1-24-22	75,938	303,750	531,563
	1-24-22				4,150	16,598	33,196	218,928
	1-24-22				--	16,599	16,599	218,941
Bruce A. Hausmann	1-24-22	112,500	450,000	787,500
	1-24-22				6,148	24,590	49,180	324,342
	1-24-22				--	24,590	24,590	324,342
James L. Poppens	1-24-22	95,625	382,500	669,375
	1-24-22				5,225	20,901	41,802	275,684
	1-24-22				--	20,902	20,902	275,697
Nigel Stansfield*	1-24-22	88,325	353,301	618,277
	1-24-22				5,333	21,332	42,664	281,369
	1-24-22				--	21,332	21,332	281,369

*	Estimated potential payments under Non-Equity Incentive Plan Awards for Mr. Stansfield were converted into U.S. dollars based on the exchange rate as of the end of fiscal year 2022.

(1)

The payment amounts reflected in columns (c), (d) and (e) represent amounts associated with awards potentially earned for fiscal 2022 by the Company’s Named Executive Officers under the Company’s Executive Bonus Plan. The total bonus opportunity under the Executive Bonus Plan (expressed as a percentage of 2022 base salary) was 125% for Ms. Hurd, 150% for Mr. Hendrix, 90% for Messrs. Hausmann, Poppens and Stansfield, and 75% for Mr. Foshee. Up to 175% of the bonus opportunity may be earned for maximum achievement. Certain additional material provisions of the Executive Bonus Plan are more fully described in the “Compensation Discussion and Analysis” section included herein.

(2)

The amounts reflected in column (g) represent the number of shares of restricted stock and performance shares granted to the executives in 2022 under the Omnibus Stock Plan. See the Compensation Discussion and Analysis herein for additional information on these awards.

(3)

The amounts reflected in column (l) represent the dollar value of restricted stock and performance shares awarded to the executives, calculated by multiplying the number of shares (assuming target payout) awarded by the closing price of the Company’s Common Stock as reported by the Nasdaq Stock Market on the trading date immediately preceding the date of grant. These values are included in the “Stock Awards” column (column (e)) of the Summary Compensation Table.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table provides information about the number of shares covered by exercisable and unexercisable options and unvested stock awards outstanding and held by the Company’s Named Executive Officers as of the end of fiscal year 2022.

	Option Awards					Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)(2)

Laurel M. Hurd	--	--	--	--	--	139,179	1,373,697	139,178	1,373,687
Daniel T. Hendrix	--	--	--	--	--	237,462	2,343,750	59,148	583,791
David B. Foshee	--	--	--	--	--	67,050	661,784	49,165	485,259
Bruce A. Hausmann	--	--	--	--	--	94,480	932,518	69,677	687,712
James L. Poppens	--	--	--	--	--	57,391	566,449	43,473	429,079
Nigel Stansfield	--	--	--	--	--	88,075	869,300	64,055	632,223

(1)

Restricted stock awards and achieved performance shares that have not yet vested are subject to forfeiture by the Named Executive Officers under certain circumstances. For a description of the related vesting criteria, please see the discussion contained in the “Compensation Discussion and Analysis” section herein. Subject to risk of forfeiture, these shares were scheduled to vest as follows:

●	For Ms. Hurd, 69,590 will vest on 4/18/23, and 69,589 will vest on 4/18/24.
●

For Mr. Hendrix, 59,880 vested on 2/7/23, 78,616 vested on 3/16/23, 74,794 will vest on 2/28/24, and 24,172 will vest in the first quarter of 2024 (when the Compensation Committee certifies attainment through fiscal year 2024).

●

For Mr. Foshee, 12,619 vested on 2/28/23, and 28,957 will vest on 3/16/24, 16,599 will vest on 1/24/25, and 8,875 will vest in the first quarter of 2024 (when the Compensation Committee certifies attainment through fiscal year 2024).

●

For Mr. Hausmann, 17,373 vested on 2/28/23, 40,197 shares will vest on 3/16/24, 24,590 will vest on 1/24/25, and 12,320 will vest in the first quarter of 2024 (when the Compensation Committee certifies attainment through fiscal year 2024).

●

For Mr. Poppens, 5,674 vested on 2/28/23, 23,585 will vest on 3/16/24, 20,902 will vest on 1/24/25, and 7,230 will vest in the first quarter of 2024 (when the Compensation Committee certifies attainment through fiscal year 2024).

●

For Mr. Stansfield, 15,424 vested on 2/28/23, 39,280 will vest on 3/16/24, 21,332 will vest on 1/24/24, and 12,039 will vest in the first quarter of 2024 (when the Compensation Committee certifies attainment through fiscal year 2024).

(2)

The market value referenced above is based on the closing price of $9.87 per share of the Company’s Common Stock on December 30, 2022 (the last trading day of the Company’s 2022 fiscal year), as reported by the Nasdaq Stock Market.

Option Exercises and Stock Vested in 2022

The following table provides information about the number and corresponding value realized during 2022 with respect to (i) the exercise of stock options, and (ii) the vesting of restricted stock and performance shares for each of the Company’s Named Executive Officers.

	Option Awards		Stock Awards

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)(1)
Laurel M. Hurd	--	--	--	--
Daniel T. Hendrix	--	--	--	--
David B. Foshee	--	--	8,418	114,569
Bruce A. Hausmann	--	--	12,702	172,874
James L. Poppens	--	--	2,518	34,270
Nigel Stansfield	--	--	11,799	160,584

(1)	The dollar amount is determined by multiplying (i) the number of shares vested by (ii) the closing price of our Common Stock on the Nasdaq Stock Market on the day preceding the vesting date.

Pension Benefits

The following table provides information about the pension benefits for each of the Company’s Named Executive Officers.

Name (a)	Plan Name (b)(1)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Laurel M. Hurd	--	--	--	--
Daniel T. Hendrix	Salary Continuation Plan	More than 15	10,838,424	832,752
David B. Foshee	--	--	--	--
Bruce A. Hausmann	--	--	--	--
James L. Poppens	--	--	--	--
Nigel Stansfield	UK Plan	19	430,000	0

(1)

The benefits for Mr. Hendrix under the Salary Continuation Plan and Mr. Stansfield under the UK plan previously vested. All assumptions are the same as are used for financial reporting purposes under generally accepted accounting principles. The UK Plan was frozen as of March 2010, and the Compensation Committee has determined that the Salary Continuation Plan is closed to any new participants.

2022 Non-Qualified Deferred Compensation

The following table provides information about the contributions, earnings and account balances of the Company’s applicable deferred compensation plans for each of the Company’s Named Executive Officers.

Name (a)(1)	Executive Contributions in Last FY ($) (b)	Company Contributions in Last FY ($) (c)(2)	Aggregate Earnings in Last FY ($) (d)(3)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)

Laurel M. Hurd	--	--	--	--	--
Daniel T. Hendrix	--	--	(297,990)	(182,966)	1,372,642
David B. Foshee	50,543	3,446	(16,906)	(90,201)	103,727
Bruce A. Hausmann	30,000	--	(32,787)	--	193,398
James L. Poppens	--	--	--	--	--
Nigel Stansfield	--	--	--	--	--

(1)

The Company maintains the Nonqualified Plan for certain U.S.-based “highly compensated employees” (as such term is defined in applicable IRS regulations), including each of the U.S.-based Named Executive Officers. As with the Company’s 401(k) Plan, the U.S.-based Named Executive Officers are eligible to participate in the Nonqualified Plan on the same terms as other eligible executive and non-executive employees based in the United States, and receive the same benefits afforded all other participants. As a non-U.S. employee, Mr. Stansfield is ineligible for participation in the plan.

Under the Nonqualified Plan, all eligible employees can elect to defer, on a pre-tax basis, a portion of their salary and/or annual bonus compensation. Each participant elects when the deferred amounts will be paid out, which can be during or after employment, subject to the provisions of Section 409A of the Internal Revenue Code. The employee earns a deferred return based on deemed investments in mutual funds selected by the employee from a list provided by the Company. The investment risk is borne entirely by the employee participant. Gains and losses are credited based on the participant’s election of a variety of deemed investment choices. Participants’ accounts appreciate or depreciate depending on the performance of their deemed investment choices. None of the deemed investment choices provide interest at above-market rates (or any guaranteed interest rate). The Company has established an irrevocable grantor (“rabbi”) trust to hold, invest and reinvest deferrals and contributions under the Nonqualified Plan, and all deferrals are paid out in cash upon distribution.

(2)

The amounts reported in column (c) reflect, for each Named Executive Officer (as applicable), the actual amounts contributed by the Company to the Nonqualified Plan during fiscal year 2022 (including contributions in 2022 with respect to compensation deferrals in 2021).

(3)

The amounts reported in column (d) are not reported as compensation to the Named Executive Officers in the Company’s Summary Compensation Table. However, the Company’s matching contributions reported in column (c) are included in the “All Other Compensation” column of the Company’s Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

The Company is generally obligated to provide its Named Executive Officers with certain payments or other forms of compensation when their employment with the Company is terminated. The actual amount of compensation due each of the Named Executive Officers, as well as the duration of any periodic payments, depends on both the circumstances surrounding the termination, as well as the particulars of any employment-related agreements to which the Company and the Named Executive Officer are party.

The Company has Severance Protection and Change in Control Agreements with each of Ms. Hurd and Messrs. Foshee, Hausmann, Poppens and Stansfield that provide for certain severance benefits if their employment is terminated involuntarily under certain circumstances.  In general, those benefits are:

●

In the event of a termination without cause, Ms. Hurd would be entitled to severance benefits equal to two times her annual base salary plus two times her target annual bonus (payable for and over a 24-month period), a prorated annual bonus based on the date of termination, and continued health insurance benefits at her regular rate for 24 months. The other executives would be entitled to severance benefits equal to the executive’s annual base salary plus target annual bonus (payable for and over a 12-month period), a prorated annual bonus based on the date of termination, and continued health insurance benefits at the executive’s regular rate for 12 months.

●

In the event of an involuntary separation from service or a separation from service for good reason within 24 months following a “change in control” (as defined in the agreement), Ms. Hurd would be entitled to two and one-half times her annual base salary plus two and one-half times the greater of (i) her target annual bonus or (ii) the average bonus earned over the preceding three fiscal years (payable in a lump sum)), a prorated annual bonus based on the date of termination, and continued health insurance benefits at her regular rate for 24 months. The other executives would be entitled to severance benefits equal to two times the executive’s annual base salary plus two times the greater of (i) target annual bonus or (ii) the average bonus earned over the preceding three fiscal years (payable in a lump sum), a prorated annual bonus based on the date of termination, and continued health insurance benefits at the executive’s regular rate for 12 months.

●

In the event of a termination for cause, the executive is entitled to no payment or compensation whatsoever, other than salary through the executive’s last day of employment, reimbursable expenses properly incurred through executive’s last day of employment, and such other amounts that in the ordinary course are due to be paid or delivered to the executive on or before the executive’s last day of employment.

●	The benefits outlined in the terms of the executive’s individual equity award agreements in effect at the time.

The Severance Protection and Change in Control Agreements also contain provisions placing restrictions on their ability to compete with the Company for a period of 12 or 24 months following termination of employment, depending on the circumstances of termination.

Mr. Hendrix did not have an employment agreement or severance protection agreement. Accordingly, in the event of his termination, he would be entitled only to the previously-vested benefits under his Salary Continuation Agreement and the benefits outlined in the terms of his individual equity award agreements in effect at the time.

The following tables summarize the benefits payable to each of the Named Executive Officers under their respective agreements or arrangements described above in effect on December 30, 2022 (the last business day of the Company’s 2022 fiscal year). The tables do not include amounts payable under employee benefit plans in which Company associates are eligible to participate on a non-discriminatory basis. The amounts shown in the tables below assume that a Named Executive Officer’s employment terminated as of December 30, 2022, and that the fair market value of the Company’s Common Stock was $9.87 per share.

Laurel M. Hurd

	Retirement or Resignation	Death/Disability	Termination with Cause	Termination without Cause	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)
Base salary	--	--	--	1,650,000	2,062,500
Bonus	2,998,858	2,998,858	--	2,998,858	3,514,483
Equity awards(2)	--	686,848	--	686,848	2,751,559

Benefits and Perquisites:
Retirement plans	--	--	--	--	--
Health, life and other insurance	--	--	--	25,718	25,718

Daniel T. Hendrix

	Retirement or Resignation	Death/Disability	Termination with Cause	Termination without Cause	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)
Base salary	--	--	--	--	--
Bonus	--	--	--	--	--
Equity awards(2)	--	1,976,334	--	1,976,334	2,933,373

Benefits and Perquisites:
Salary Continuation(3)	832,752	416,376 / 832,752	832,752	832,752	832,752
Retirement plans	--	--	--	--	--
Health, life and other insurance	--	--	--	--	--

David B. Foshee

	Retirement or Resignation	Death/Disability	Termination with Cause	Termination without Cause	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)
Base salary	--	--	--	405,000	810,000
Bonus	579,550	579,550	--	579,550	883,300
Equity awards(2)	--	458,574	--	458,574	1,154,219

Benefits and Perquisites:
Retirement plans	--	--	--	--	--
Health, life and other insurance	--	--	--	194	194

Bruce A. Hausmann

	Retirement or Resignation	Death/Disability	Termination with Cause	Termination without Cause	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)
Base salary	--	--	--	500,000	1,000,000
Bonus	858,593	858,593	--	858,593	1,308,593
Equity awards(2)	--	639,748	--	639,748	1,626,696

Benefits and Perquisites:
Retirement plans	--	--	--	--	--
Health, life and other insurance	--	--	--	22,042	22,042

James Poppens

	Retirement or Resignation	Death/Disability	Termination with Cause	Termination without Cause	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)
Base salary	--	--	--	425,000	850,000
Bonus	824,143	824,143	--	824,143	1,206,643
Equity awards(2)	--	351,987	--	351,987	999,039

Benefits and Perquisites:
Retirement plans	--	--	--	--	--
Health, life and other insurance	--	--	--	26,339	26,339

Nigel Stansfield

	Retirement or Resignation	Death/Disability	Termination with Cause	Termination without Cause	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)
Base salary	--	--	--	392,557	785,114
Bonus	608,038	608,038	--	608,038	961,339
Equity awards(2)	--	600,934	--	600,934	1,507,547

Benefits and Perquisites:
Retirement plans(4)	23,287	0 / 23,287	23,287	23,287	23,287
Health, life and other insurance	--	--	--	6,873	6,873

(1)

The Company does not utilize a “single trigger” concept for severance payments in its agreements. The “Change in Control” (as defined in the applicable agreements) does not, by itself, provide the Named Executive Officer with any right to resign and receive a severance benefit. Instead, there must be a “second trigger” of either (i) an “Involuntary Separation from Service” or (ii) a “Separation from Service for Good Reason” (essentially, resignation in the face of negative changes in executive’s employment relationship with the Company) that occurs within 24 months after the date of a Change in Control. The amounts included in this column thus assume that both a “Change in Control” and a termination (as described immediately above) occurred as of December 30, 2022. If a related termination did not in fact occur, no severance payments would be payable. The amounts in this column for Base Salary and Bonus would be paid in a lump sum within 30 days.

(2)

These amounts assume each Named Executive Officer (i) sold all newly vested shares of restricted stock, and (ii) ultimately vested at target in outstanding performance shares that would have been retained for possible future vesting, each based on the fair market value of those shares as of December 30, 2022. Also includes dividend equivalents accrued through December 30, 2022, that would have been paid out in connection with such assumed vesting of performance shares.

(3)

Mr. Hendrix previously vested in, and in 2017 began receiving, benefit payments under the Salary Continuation Plan (an arrangement from his prior tenure as CEO). The amount represents the annual payment to which he is entitled under the Salary Continuation Plan regardless of any termination event, payable for the remainder of his life. In the case of Mr. Hendrix’s death, his surviving spouse would receive one-half of the amount otherwise payable.

(4)

Mr. Stansfield previously vested in benefit payments under the legacy UK Plan (a pension plan that existed and was frozen prior to his service as an executive officer). The amount represents the annual payment to which he is entitled under the UK Plan regardless of any termination event, payable for the remainder of his life. In the case of Mr. Stansfield’s death, his surviving spouse would receive one-half of the amount otherwise payable.

CEO PAY RATIO

As required by SEC rules and described below, we are disclosing the annual total compensation of our CEO (based on Ms. Hurd’s annualized compensation for 2022), the annual total compensation of our median employee, and the ratio between those two amounts.

The Company reviewed its global employee population as of December 31, 2022, to prepare the analysis. As of December 31, 2022, the date selected by the Company for purposes of choosing the median employee, the global employee population consisted of approximately 4,169 individuals, with 45% of these individuals located in the United States. The median employee was selected using data for the following elements of compensation: salary, equity awards, incentive compensation, and non-equity incentive compensation, over a trailing 12-month period from payroll records. The Company used the average exchange rates for December 2022 to convert international total compensation.

For purposes of reporting annual total compensation and the ratio of annual total compensation of the CEO to the median employee, both the CEO and median employee’s annual total compensation are calculated consistent with the disclosure requirements of executive compensation under Item 402(c)(2)(x) of Regulation S-K.

For 2022, the median employee’s annual total compensation was $59,565, and the total annualized compensation of our CEO was $5,331,934. Based on this information, the ratio of the total annual compensation of our CEO to the total annual compensation of our median employee was 90:1. The median employee was located in the United States.

PAY VERSUS PERFORMANCE

In August 2022, pursuant to a mandate of the Dodd-Frank Act commonly referred to as "Pay versus Performance," the SEC adopted a rule requiring registrants to provide a clear description of (1) the relationship between executive compensation actually paid ("CAP") to the Company's NEOs (including the principal executive officer or person acting in a similar capacity during the last completed fiscal year ("CEO")) and the Company’s cumulative total shareholder return (“TSR”), net income and a third Company-selected financial measure, and (2) the relationship between the Company's TSR and the TSR of a peer group chosen by the Company.

The following table provides information regarding CAP to our CEO and non-CEO NEOs during each of the past three fiscal years, as well as TSR, net income, and our Company-selected measure, adjusted EBITDA. Because the SEC rule was adopted in August 2022, our Compensation Committee did not rely on this analysis in its decision-making process for 2022 executive compensation. See the “Compensation Discussion and Analysis" section above for a comprehensive discussion of our executive compensation program and philosophy.

Value of Initial Fixed $100 Investment Based on:
Average
	Summary		Summary		Summary	Average
	Compensation	Compensation	Compensation	Compensation	Compensation	Compensation	Interface	Peer Group		Interface
	Table Total for	Actually Paid	Table Total for	Actually Paid	Table Total for	Actually Paid	Total	Total	Net	Adjusted
	Current	to Current	Former	to Former	Non-CEO	to Non-CEO	Shareholder	Shareholder	Income (in	(in
	CEO(1)	CEO	CEO(1)	CEO	NEOs(1)	NEOs	Return(2)	Return(2)(3)	Millions)	EBITDA(4)
Millions)
Year	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
2022	5,091,309	4,511,701	3,658,931	1,914,885	1,362,460	645,183	60.70	99.04	19.6	176.1
2021	N/A	N/A	6,250,848	7,083,641	1,889,694	2,188,909	97.22	132.16	55.2	169.4
2020	N/A	N/A	4,048,192	2,616,934	960,162	361,982	64.03	96.92	(71.9)	145.7

(1)

These columns reflect the amounts reported in the “Summary Compensation Table” for Ms. Hurd, our current CEO, and Mr. Hendrix, our former CEO, for each of the years listed. The non-CEO NEOs for whom the average compensation is presented in this table are Messrs. Foshee, Hausmann, Poppens and Stansfield, for each of the years presented.

(2)

TSR is calculated based on an initial fixed investment of $100 on December 29, 2019 (the final trading day before our 2020 fiscal year), assuming reinvestment of dividends, through the end of the covered fiscal year presented.

(3)

The peer group used for the TSR calculation are the same companies comprising the “self-determined peer group” index used for compensation decision making (as described above in the Compensation Discussion and Analysis) and used to create the stock performance graph included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2023.

(4)	Adjusted EBITDA is a non-GAAP financial measure. Please see Appendix A for a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure.

Adjustments to the Summary Compensation Table Totals to arrive at CAP for our CEO and Non-CEO NEOs are shown below.

	Calculation for Current CEO			Calculation for Former CEO			Calculation for Avg of Non-CEO NEOs
Calculation of “Compensation Actually Paid”	Year 2020 ($)	Year 2021 ($)	Year 2022 ($)	Year 2020 ($)	Year 2021 ($)	Year 2022 ($)	Year 2020 ($)	Year 2021 ($)	Year 2022 ($)

Summary Compensation Table Total	N/A	N/A	5,091,309	4,048,192	6,250,848	3,658,931	960,162	1,889,694	1,362,460
Less Stock Award Value Reported in Summary Compensation Table for the Covered Year	N/A	N/A	(3,543,485)	(999,996)	(2,150,267)	(991,768)	(506,147)	(934,024)	(550,168)
Plus Fair Value for Awards Granted in the Covered Year	N/A	N/A	2,963,877	628,740	2,656,714	738,217	190,654	1,113,482	444,128
Change in Fair Value of Awards from Prior Years that Vested in Covered Year	N/A	N/A	--	--	--	--	8,739	2,040	(20,731)
Change in Fair Value of Outstanding Unvested Awards from Prior Years	N/A	N/A	--	--	326,346	(1,490,495)	(256,418)	136,553	(573,021)
Less Fair Value of Awards Forfeited during the Covered Year	N/A	N/A	--	--	--	--	--	(18,837)	(14,485)
Plus Fair Value of Incremental Dividends of Earnings Paid on Stock Awards	N/A	N/A	--	--	--	--	--	--	--
Less Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans	N/A	N/A	--	(1,060,002)	--	--	(35,007)	--	--
Plus Aggregate Service Cost and Prior Service Cost for Pension Plans	N/A	N/A	--	--	--	--	--	--	--
“Compensation Actually Paid”	N/A	N/A	4,511,701	2,616,934	7,083,641	1,914,885	361,982	2,188,909	645,183

CEO PAY-FOR-PERFORMANCE ALIGNMENT

The following chart sets forth the relationship between CAP to our current and former CEO, the average of CAP to our other NEOs, the Company’s cumulative TSR, and the peer group’s cumulative TSR, over the three-year period from 2020 through 2022.

The following chart sets forth the relationship between CAP to our current and former CEO, the average of CAP to our other NEOs, and our net income during fiscal years 2020 through 2022.

The following chart sets forth the relationship between CAP to our current and former CEO, the average of CAP to our other NEOs, and the Company’s Adjusted EBITDA during fiscal years 2020 through 2022.

TABULAR LIST OF MOST IMPORTANT FINANCIAL PERFORMANCE MEASURES FOR 2022

While Interface Adjusted EBITDA is shown in the pay-versus-performance table above, the following four performance measures are all important and key to the Company’s success. These measures are included in the short and long-term incentive plans to ensure alignment between the goals of the NEOs to the business strategies. The measures in this table are not ranked.

Most Important Performance Measures
Adjusted EBITDA
Adjusted Operating Income
Cash Flow from Operations
Currency Neutral Sales

2022 DIRECTOR COMPENSATION

The following table provides information about the compensation paid to the Company’s directors in 2022 (excluding Mr. Hendrix, who is a Named Executive Officer and whose compensation is presented in the Summary Compensation Table included above).

Name (a)	Fees Earned or Paid in Cash ($) (b)(1)	Stock Awards ($) (c)(2)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)(3)	Total ($) (h)
John P. Burke	87,500	111,603	--	--	--	329	199,432
Dwight Gibson	89,375	111,603	--	--	--	329	201,307
Christopher G. Kennedy	113,750	111,603	--	--	--	329	225,682
Joseph Keough	102,500	111,603	--	--	--	329	214,432
Catherine M. Kilbane	97,500	111,603	--	--	--	329	209,432
K. David Kohler	87,500	111,603	--	--	--	329	199,432
Robert T. O’Brien	62,500	111,603	--	--	--	253	174,356
Sheryl D. Palmer	52,500	0	--	--	--	75	52,575

(1)

For fiscal year 2022, the Company’s non-employee directors (“outside directors”) were paid an annual director’s fee of $80,000. Outside directors who served on the Audit Committee were paid an additional $10,000 and those who served on the Compensation Committee and the Nominating & Governance Committee were paid an additional $7,500, except that the Chairperson of the Audit Committee was paid an additional $20,000 (instead of $10,000) and the respective Chairpersons of the Compensation Committee and Nominating & Governance Committee were paid an additional $15,000 (instead of $7,500). In addition, the lead independent director of the Board was paid an incremental $20,000. Directors also were reimbursed for expenses in connection with attending Board and Committee meetings.

(2)

The amounts reported in the “Stock Awards” column are computed based upon the aggregate grant date fair value of the respective awards. See the Note entitled “Shareholder’s Equity” to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2023, regarding assumptions underlying valuation of equity awards. The ultimate payout value may be significantly less than the amounts shown, and possibly zero, depending on the recipient’s tenure as a director. In 2022, each of the directors listed in the table received an award of 8,442 shares of restricted stock having a grant date fair value of $13.22 per share. As of January 1, 2023, each of these directors held 8,442 shares of restricted stock that had not vested. No stock options were granted to directors in the past several years, and there were no stock options held by directors at the end of 2022.

(3)

In 2022, the Company paid on all outstanding Common Stock of the Company (including restricted stock) dividends of $0.01 per share in each fiscal quarter. The amounts in this column reflect dividends on the restricted shares of each director paid in 2022.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning the Company’s equity compensation plans as of the end of fiscal year 2022.

Plan Category(1)	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)

Equity Compensation Plan Approved by Security Holders:
Omnibus Stock Plan (2015)	161,439	(2)	--	--
Omnibus Stock Plan (2020)	708,396	(3)	--	1,988,136 (4)

(1)	The Company does not have shares authorized for issuance under any compensation plan not approved by shareholders.
(2)	Represents the target level of performance share awards that were outstanding under the 2015 Omnibus Stock Plan.
(3)	Represents the target level of performance share awards that were outstanding under the 2020 Omnibus Stock Plan.
(4)

Assumes target level achievement and vesting of the performance share awards that were outstanding under the 2020 Omnibus Stock Plan. Assuming maximum level achievement and vesting of those performance share awards, this number would be 1,279,740.

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

(ITEM 3)

The Company also is asking its shareholders to provide their input with regard to the frequency of future shareholder advisory votes on executive compensation, such as the proposal contained in Item 2 above. In particular, we seek your input on whether the advisory vote on executive compensation should occur once every year, every two years or every three years.

At the 2017 annual meeting of shareholders, the Company’s shareholders voted, on an advisory basis, to hold a say-on-pay vote every year. The Board of Directors subsequently determined that the Company will hold say-on-pay votes every year until shareholders vote for a different frequency or until the Board of Directors otherwise determines that a different frequency is in the best interests of the shareholders.

The Board continues to believe that an advisory vote on executive compensation every year is an appropriate interval for conducting and responding to a “say on pay” vote. By providing an advisory vote on executive compensation every year, shareholders will be able to provide the Company with direct input on its compensation philosophy, policies and practices as frequently as needed. The Company understands that shareholders may have different views as to what is the best approach for the Company, and it looks forward to hearing from shareholders on this agenda item.

Even though your vote is advisory and therefore will not be binding on the Company, the Board and the Compensation Committee value the opinions of shareholders and will consider shareholders’ vote on the frequency of the vote on the compensation of Named Executive Officers. Nonetheless, the Board may decide to hold an advisory vote on executive compensation more or less frequently than the option voted by the shareholders.

You may cast your vote by choosing the option of one year, two years, three years, or abstain from voting in response to the resolution set forth below:

“RESOLVED, that the option of once every year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold an advisory vote by shareholders to approve the compensation of the Company’s Named Executive Officers.”

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE FOR HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY YEAR, AND THE PROXY SUBMITTED BY TELEPHONE OR INTERNET OR PROXY CARD WILL BE VOTED IN THIS MANNER UNLESS THE SHAREHOLDER SUBMITTING THE PROXY SPECIFICALLY VOTES TO THE CONTRARY (OR ABSTAINS).

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(ITEM 4)

Information Concerning the Company’s Independent Registered Public Accounting Firm

BDO USA, LLP (“BDO USA”) acted as the Company’s independent registered public accounting firm during the past fiscal year. The Audit Committee has again appointed BDO USA to act as the independent registered public accounting firm of the Company for fiscal year 2023. In making the decision to retain BDO USA, the Audit Committee considered several factors, including BDO USA’s independence, the firm and lead partner capabilities and experience, the quality of communications with the Audit Committee, historical and recent performance, external quality data, and consideration of periodic rotation of the independent registered public accounting firm. The Board of Directors will present to the annual meeting a proposal that such appointment be ratified. Should the shareholders fail to ratify the appointment, the Audit Committee will reconsider its selection, but may continue the engagement. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time. BDO USA has served as the Company’s auditor consecutively since at least 1981. BDO USA has no financial interest, direct or indirect, in the Company or any subsidiary.

A representative of BDO USA is expected to be present at the annual meeting to make a statement if he or she desires to do so and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table shows the fees for professional audit and other services provided by BDO USA to the Company for fiscal years 2022 and 2021.

	2022	2021
Audit Fees(1)	$2,486,000	$2,198,000
Audit-Related Fees(2)	21,000	75,000
Tax Fees(3)	31,000	59,000
All Other Fees(4)	--	--
Total	$2,538,000	$2,332,000

(1)

“Audit Fees” consist of fees billed or accrued for professional services rendered for the audit of the Company’s annual financial statements, audit of the Company’s effectiveness of internal control over financial reporting, review of the interim financial statements included in quarterly reports, and audit services that are normally provided by BDO USA in connection with statutory and regulatory filings.

(2)	“Audit-Related Fees” consist of fees billed or accrued primarily for employee benefit plan audits, and other attestation services.
(3)	“Tax Fees” consist of fees billed or accrued for professional services rendered for tax compliance, tax advice and tax planning, both domestic and international.
(4)

“All Other Fees” consist of fees billed or accrued for those services not captured in the audit, audit-related and tax categories. The Company generally does not request such services from its independent registered public accounting firm.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with the SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company’s independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent registered public accounting firm.

These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for and detailed as to the particular services or category of services and is generally subject to a specific budget. Of the services rendered by the independent registered public accounting firm under the categories “Audit-Related Fees,” “Tax Fees” and “All Other Fees” described above, none were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

You may vote “for,” “against,” or “abstain” from the proposal to ratify the appointment of BDO USA to act as the Company’s independent auditors for fiscal year 2023.

Vote Required and Recommendation of the Board

Under the Company’s Bylaws, the proposal to ratify the appointment of BDO USA to act as the Company’s independent auditors for fiscal year 2023 is approved if the affirmative votes cast by the holders of the Company’s outstanding shares of Common Stock entitled to vote and represented (in person or by proxy) at the meeting exceed the negative votes. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL, AND THE PROXY SUBMITTED BY TELEPHONE OR INTERNET OR PROXY CARD WILL BE VOTED IN THIS MANNER UNLESS THE SHAREHOLDER SUBMITTING THE PROXY SPECIFICALLY VOTES TO THE CONTRARY (OR ABSTAINS).

AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to an Audit Committee Charter that was adopted by the Board of Directors. (A copy of the Audit Committee Charter may be viewed on the Company’s website, https://investors.interface.com/investor-relations/default.aspx.) The Company’s management is responsible for its internal accounting controls and the financial reporting process. The Company’s independent registered public accounting firm, BDO USA, are responsible for performing an audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States. The independent registered public accounting firm also is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles, and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In keeping with that responsibility, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and BDO USA. The Audit Committee meets regularly with BDO USA, with and without management present, to discuss the scope of the audits, results of their audit work, their evaluations of the Company's internal control, and the overall quality of the Company's financial reporting. In addition, the Audit Committee has discussed with BDO USA the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee also has received the written disclosures and the letter from BDO USA required by applicable PCAOB rules regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm their independence. The Audit Committee has also considered whether the provision of any services discussed above in Item 4 under the caption “Ratification of Appointment of Independent Auditors – Audit and Non-Audit Fees” by BDO USA is compatible with maintaining BDO USA’s independence.

The Board of Directors, in its business judgment, has determined that all three members of the Audit Committee are “independent,” as required by applicable listing standards of the Nasdaq Stock Market as currently in effect. Although the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of auditing or accounting (including in respect of auditor independence), the Board of Directors determined that each of Mr. O’Brien and Mr. Keough does qualify as an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and BDO USA. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has followed appropriate accounting and financial reporting principles or maintained appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are “independent.”

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2023, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE
Robert T. O’Brien (Chair)
Joseph Keough
Catherine M. Kilbane

OTHER INFORMATION:

GENERAL MEETING INFORMATION

The Board of Directors of Interface, Inc. is furnishing this Proxy Statement to solicit Proxies for the Company’s common stock, $0.10 par value per share (“Common Stock”) to be voted at the annual meeting of shareholders of the Company. The meeting will be held at 11:00 a.m. Eastern Time on May 15, 2023. The Proxies also may be voted at any adjournments of the meeting. It is anticipated that this Proxy Statement will first be sent or given to shareholders on or about April 5, 2023.

The record of shareholders entitled to vote at the annual meeting was taken as of the close of business on March 17, 2023. On that date, the Company had outstanding and entitled to vote 58,046,552 shares of Common Stock.

Each Proxy for Common Stock (“Proxy”) that is properly completed (whether executed in writing or submitted by telephone or Internet) by a shareholder will be voted as specified by the shareholder in the Proxy. If no specification is made, the Proxy will be voted (i) for the election of the nominees listed in this Proxy Statement under the caption “Nomination and Election of Directors,” (ii) for the resolution approving, on an advisory basis, executive compensation, (iii) to hold an advisory vote on executive compensation every year, and (iv) for the ratification of the appointment of BDO USA, LLP as the Company’s independent auditors for 2023. A Proxy given pursuant to this solicitation may be revoked by a shareholder who attends the meeting and gives notice of his or her election to vote in person, without compliance with any other formalities. In addition, a Proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company either an instrument revoking it or a duly executed Proxy for the same shares bearing a later date.

An automated system administered by the Company’s transfer agent tabulates the votes. Abstentions and broker non-votes are included in the determination of the number of shares present and entitled to vote for the purpose of establishing a quorum. A broker non-vote occurs when a broker or other nominee who holds shares for a customer does not have authority to vote on certain matters without instructions from their customer, such customer has not provided any voting instructions on the matter and the broker or other nominee returns a Proxy (or otherwise informs the transfer agent) that they are not voting on the matter for the foregoing reasons. Neither broker non-votes nor abstentions will affect the outcome of the vote on any matter expected to be voted upon at the annual meeting.

If your shares of Common Stock are held by a broker, bank or other nominee (e.g., in “street name”), you should receive instructions from your nominee, which you must follow in order to have your shares voted – the instructions may appear on a special proxy card provided to you by your nominee (also called a “voting instruction form”). Your nominee may offer you different methods of voting than those available to record holders. If you do hold your shares in “street name” and plan on attending the annual meeting of shareholders, you should request a proxy from your broker or other nominee holding your shares in record name on your behalf in order to attend the annual meeting and vote at that time (your broker or other nominee may refer to it as a “legal” proxy).

The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. Copies of solicitation material may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to the beneficial owners of shares of the Company’s Common Stock, and normal handling charges may be paid for the forwarding service. In addition to solicitations by mail, directors and employees of the Company may solicit Proxies in person or by telephone, fax or e-mail. The Company also has retained Georgeson LLC, a proxy solicitation firm, to assist in soliciting Proxies from record and beneficial owners of shares of the Company’s Common Stock. The fee paid by the Company for such assistance is expected to be $9,000 (plus expenses).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors of the Company recognizes that transactions with related persons can present a heightened risk of conflict of interests and/or improper valuation (or the perception thereof). Accordingly, as a general matter, it is the Company’s preference to avoid transactions with related persons. Nevertheless, there are circumstances where the Company may (i) obtain products or services of a nature, quantity or quality that are not readily available from alternative sources, or on terms comparable to those provided by other, unrelated parties, or (ii) provide products or services on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms provided to employees generally.

Policy Regarding Review, Approval or Ratification of Transactions Involving Related Persons

The Company has adopted a written policy with respect to the review, approval or ratification of transactions with related persons involving the Company (or its subsidiaries or controlled affiliates). In evaluating potential transactions with related persons, the Related Transactions Policy incorporates and applies the contents of Item 404(a) of Regulation S-K (including but not limited to the definitions of “related persons” and “transaction”, as well as the threshold for “direct or indirect material interest” contained therein).

Prior to entering into a transaction with the Company, the related person is required to advise a Company-designated “Compliance Officer” (currently the Company’s General Counsel), who shall determine whether the proposed transaction is a transaction with a related person under this policy. If the Compliance Officer determines that the proposed transaction is a transaction with a related person, the transaction is required to be submitted to the Audit Committee of the Board of Directors for consideration at its next meeting or, in those instances in which it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, to the Chair of the Audit Committee (who possesses delegated authority to act between committee meetings). The Audit Committee (or where submitted to the Chair, the Chair) shall consider all of the available relevant facts and circumstances, including (if applicable) but not limited to: (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director, or an entity in which the director is a partner, equity holder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to or from unrelated third parties or employees generally, as the case may be. After review, the Audit Committee or Chair either approves or disapproves the proposed transaction and advises the Compliance Officer, who in turn conveys the decision to the appropriate persons within the Company. No member of the Audit Committee is permitted to participate in any review, consideration, or approval of any potential transaction with a related person with respect to which such member or any of his or her immediate family members is a related person.

The policy also provides for the review of (i) transactions involving related persons entered into by the Company not previously approved or ratified under this policy, as well as (ii) any previously approved or ratified transactions with related persons that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000. The policy also explicitly requires disclosure of all transactions that are required to be disclosed under the Securities Act of 1933, the Securities Exchange Act of 1934 and related rules and regulations.

Transactions Involving Related Persons

The Company employs John Hendrix, the son of Company Chairman Dan Hendrix, as its Global CRM Analyst. In 2022, John Hendrix earned salary and bonus of $159,776, and participated in certain of the Company’s benefit programs generally available to employees in the U.S. Dan Hendrix plays no part in the determination of John Hendrix’s compensation.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the Nasdaq Stock Market reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that during fiscal year 2022 all filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were met, except for Forms 4 filed by each of Messrs. Hendrix, Foshee, Hausmann, Poppens, Stansfield and Pridgen on April 20, 2022 that were inadvertently filed late, to report performance shares that were determined on February 28, 2022, to have satisfied performance criteria (but had not yet vested).

PROHIBITION ON HEDGING AND PLEDGING

The Company’s insider trading policy generally prohibits directors, officers and employees of the Company from engaging in speculative trading with respect to the Company’s securities, including “short sales” and trading in puts, calls and other options or derivatives with respect to securities of the Company. Officers, directors and employees are also prohibited from engaging in hedging transactions such as prepaid variable forwards, equity swaps, collars and exchange funds. In addition, directors and officers of the Company are prohibited from pledging the Company’s securities as collateral for a loan or other obligation.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Company’s 2024 annual meeting must be received by the Company no later than December 5, 2023, in order to be eligible for inclusion in the Company’s Proxy Statement and form of Proxy for that meeting.

In addition, in accordance with Article II, Section 9, of the Bylaws of the Company, proposals of shareholders intended to be presented at the Company’s 2024 annual meeting, including in the case of a nominee for director, must be presented to the Board of Directors by no later than 90 days prior to that annual meeting, with such deadline for presentation of proposals estimated to be February 13, 2024.

Also, to comply with the universal proxy rules, shareholders who intend to solicit in support of director nominees other than the Company’s nominees must provide a notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended, by no later than the same deadline for nominees set forth in the preceding paragraph. The notice must comply with both Rule 14a-19 and Articles II, Section 9, of the Bylaws.

COMMUNICATING WITH THE BOARD

Shareholders wishing to communicate with the Board of Directors may send communications via U.S. mail to the following address:

Chairman of the Board

Interface, Inc.

1280 West Peachtree Street NW

Atlanta, GA 30309

From time to time, the Board may change the process by which shareholders may communicate with the Board or its members. The Company’s website, www.interface.com, will reflect any changes to the process.

Attendance of Board members at annual meetings is left to the discretion of each individual Board member. One Board member attended the 2022 annual meeting.

“HOUSEHOLDING” OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold shares as the registered holder. You can notify us by sending a written request to Interface, Inc., Attn: Secretary, 1280 West Peachtree Street NW, Atlanta, Georgia 30309.

SAFE HARBOR STATEMENT FOR FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements, including, without limitation, statements about Interface’s plans, strategies and prospects and the information set forth in the section titled “Our Company”. These forward-looking statements are based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that these expectations will prove to be correct or that savings or other benefits anticipated in the forward-looking statements will be achieved. Important factors, some of which may be beyond the Company’s control, that could cause actual results to differ materially from management’s expectations are the risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Risk Factors” included in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2023, filed with the SEC, which discussion is hereby incorporated by reference. Forward-looking statements speak only as of the date made. The Company assumes no responsibility to update or revise forward-looking statements and cautions readers not to place undue reliance on any such statements

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

The Company knows of no matters other than those stated above that are to be brought before the meeting. However, if any other matter should be properly presented for consideration and voting, it is the intention of the persons named as proxies in the enclosed Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

By order of the Board of Directors

/s/ David B. Foshee
David B. Foshee
Secretary
April 3, 2023

APPENDIX A – RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This Proxy Statement includes, as additional information for investors, the Company’s currency neutral sales, adjusted EPS, adjusted operating income, adjusted earnings before interest taxes, depreciation and amortization (“EBITDA”), and net debt, as well as comparative information between periods for each. These measures are not in accordance with financial measures calculated in accordance with generally accepted accounting principles in the United States (“GAAP”) and may be different from similarly titled non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be used as a substitute for, or considered superior to, GAAP financial measures.

Currency neutral sales exclude the impact of foreign currency fluctuations. Adjusted EPS and adjusted operating income exclude nora purchase accounting amortization, the Thailand plant closure inventory write-down, goodwill and intangible asset impairment charges, cyber event costs, restructuring charges, asset impairment, severance and other charges. Adjusted EPS also excludes loss on the extinguishment of debt and loss on the discontinuance of interest rate swaps. Net debt is total debt less cash on hand. Adjusted EBITDA is GAAP net income excluding interest expense, income tax expense, depreciation and amortization, stock compensation amortization, goodwill and intangible asset impairment, cyber event costs, restructuring charges, asset impairment, severance and other charges, nora purchase accounting amortization, loss on extinguishment of debt, the Thailand plant closure inventory write-down, and the loss associated with a warehouse fire.

The Company excludes certain effects from adjusted income measures because it believes these items were a unique and/or one-time event and did not arise from or constitute normal ongoing operations. Similarly, because the Company engages in acquisitions only episodically, and not as an everyday matter, the Company believes presenting certain measures excluding the effects of acquisitions facilitates focus on normal ongoing operations. The Company generally believes reporting its adjusted results helps investors’ understanding of historical operating trends, because it facilitates comparison to prior periods during which unique events affecting more recent results may not have occurred (or vice versa).  The Company also believes that adjusted results provide supplemental information for comparisons to other companies which may not have experienced the same events underlying the adjustments.  Furthermore, the Company uses adjusted results internally as supplemental information to evaluate its own performance, for planning purposes and in connection with its compensation programs.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures appear in the following tables (see next page).

(in millions, except ratios and per share amounts)

Interface® VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m., Eastern Time, on May 15, 2023.

Online
Go to **www.envisionreports.com/TILE** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/TILE

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

2023 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals 2 and 4, and every 1 YEAR on Proposal 3.

1. Election of nine members of the Board of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - John P. Burke	☐	☐	02 - Dwight Gibson	☐	☐	03 - Daniel T. Hendrix	☐	☐
04 - Laurel M. Hurd	☐	☐	05 - Christopher G. Kennedy	☐	☐	06 - Joseph Keough	☐	☐
07 - Catherine M. Kilbane	☐	☐	08 - K. David Kohler	☐	☐	09 - Robert T. O'Brien	☐	☐

	For	Against	Abstain
2. Approval, on an advisory basis, of executive compensation.	☐	☐	☐
4. Ratification of the appointment of BDO USA, LLP as independent auditors for 2023.	☐	☐	☐

	3 Years	2 Years	1 Year	Abstain
3. Advisory vote on frequency of vote on executive compensation.	☐	☐	☐	☐

5. In accordance with their best judgment, with respect to any other matters that may properly come before the meeting.

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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1 U P X

03R02B

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The material is available at: www.envisionreports.com/TILE

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Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/TILE

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Interface, Inc.

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Notice of 2023 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 15, 2023

Daniel T. Hendrix and Laurel M. Hurd, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Interface, Inc. to be held on May 15, 2023, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors, FOR items 2 and 4, and every 1 YEAR on item 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

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